As filed with the Securities and Exchange Commission on September 21, 2006

Registration Statement No. 333-________

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASPENBIO PHARMA, INC.
(Name of small business issuer in its charter)

Colorado	2835	84-1553387
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1585 South Perry Street Castle Rock, Colorado 80104 (303) 794-2000	Richard G. Donnelly 1585 South Perry Street Castle Rock, Colorado 80104 (303) 794-2000
(Address and telephone number of principal executive offices and address of principal place of business)	(Name, address and telephone number of agent for service)

With a Copy to:

Theresa M. Mehringer, Esq.
Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle
Suite 1030
Englewood, Colorado 80110
(303) 796-2626

Approximate date of proposed sale to the public:
As soon as practicable following the date on which the Registration Statement becomes effective.

        If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   [ X ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock	9,342,393 Shares	$1.51	$14,107,013	$1,509.45

Shares of Common Stock Issuable
Upon Exercise of Warrants	10,840,357 Shares	$1.51	$16,368,939	$1,751.48

Total	20,182,750 Shares(3)	$1.51	$30,475,954	$3,260.93

(1)	For a description of the various securities referred to herein and the transactions in which they were issued, See "Description of Securities-- Securities Registered Hereby."
(2)	Proposed maximum offering price and registration fee is based on the average of the bid and asked prices as reported by Over-The-Counter Bulletin Board on September 20, 2006 (a date within five business days prior to the initial filing hereof).
(3)	All shares offered pursuant to this Registration Statement relate only to re-sales by Selling Shareholders.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Subject to Completion — Preliminary Prospectus dated September 21, 2006

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

ASPENBIO PHARMA, INC.

20,182,750 Shares of Common Stock to be issued to and offered by Selling Shareholders

        An aggregate of 20,182,750 shares (the “Shares”) of no par value Common Stock (the “Common Stock”) of AspenBio Inc. (“us,” ” we,” “AspenBio” or the “Company”) may be offered by certain shareholders (the “Selling Shareholders”) from time to time in the public market. The shares of Common Stock offered hereby include the resale of: (i) 10,840,357 shares of Common Stock issuable upon exercise of outstanding warrants and options; and (ii) 9,342,393 shares of Common Stock outstanding.

        The Common Stock is traded on the Over-The-Counter Bulletin Board under the symbol “APNB.OB.” On September 20, 2006, the closing bid price of the Common Stock as reported on the Over-The-Counter Bulletin Board was $1.51.

        The Shares will be offered by the Selling Shareholders through dealers or brokers on the OTC Bulletin Board. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers are expected to be made with customary commissions being paid by the Selling Shareholders. Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction-by-transaction basis. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have made no agreements or arrangements with any underwriters, brokers or dealers regarding the sale of the Shares. See “Plan of Distribution.” Any commissions and/or discounts on the sale of Shares offered by the Selling Shareholders will be paid by the Selling Shareholders, and all other expenses related to the filing of the registration statement to which this offering relates are being paid by the Company. Other expenses to be paid by the Company may include SEC filing fees and costs, printing costs, legal fees and accounting fees.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        These securities are speculative and involve a high degree of risk and immediate substantial dilution to investors. Potential purchasers should not invest in these securities unless they can afford the risk of losing their entire investment. See “Risk Factors” on page 3 of this prospectus.

        Prospectus dated September ___, 2006

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS	1

PROSPECTUS SUMMARY	1

THE COMPANY	1

THE OFFERING	2

RISK FACTORS	2

USE OF PROCEEDS	2

RISK FACTORS	3

RISKS RELATED TO OUR BUSINESS	3

RISKS RELATED TO OUR SECURITIES	5

USE OF PROCEEDS	6

SELLING SHAREHOLDERS	6

PLAN OF DISTRIBUTION	11

SALE OF SECURITIES BY SELLING SHAREHOLDERS	11

PRIVATE SALE OF COMMON STOCK BY THE COMPANY	12

INDEMNIFICATION	12

LEGAL PROCEEDINGS	12

MANAGEMENT	14

COMMITTEES	15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16

DESCRIPTION OF SECURITIES	17

COMMON STOCK	18

DIVIDENDS AND DIVIDEND POLICY	18

DESCRIPTION OF BUSINESS	18

PRODUCT OVERVIEW	19

BOVINE MARKET OPPORTUNITY	20

BOVINE REPRODUCTION PRODUCTS	21

EQUINE REPRODUCTION PRODUCTS	23

HUMAN APPENDICITIS DIAGNOSTIC TEST	24

HUMAN DIAGNOSTIC ANTIGENS	25

RAW MATERIALS	25

INTELLECTUAL PROPERTY	26

GENERAL OPERATIONS	26

BACKLOG AND INVENTORY	26

PAYMENT TERMS	26

REVENUES	27

EMPLOYEES	27

RESEARCH AND DEVELOPMENT	27

COMPLIANCE	27

ENVIRONMENTAL PROTECTION	28

OTHER LAWS	28

MANAGEMENT'S DISCUSSION AND ANALYSIS	28

RESULTS OF OPERATIONS	28

Comparative Results for the Six Months Ended June 30, 2006 and 2005	28

Comparative Results for the Three Months Ended June 30, 2006 and 2005	29

Comparative Results for the Years Ended December 31, 2005 and 2004	30

LIQUIDITY AND CAPITAL RESOURCES	30

Comparative Results for the Six Months Ended June 30, 2006 and 2005	30

OPERATING ACTIVITIES	32

INVESTING ACTIVITIES	33

FINANCING ACTIVITIES	33

Comparative Results for the Years Ended December 31, 2005 and 2004	33

OPERATING ACTIVITIES	34

INVESTING ACTIVITIES	34

FINANCING ACTIVITIES	34

CRITICAL ACCOUNTING POLICIES	35

DESCRIPTION OF PROPERTY	37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37

MARKET FOR THE REGISTRANT'S COMMON STOCK	37

MARKET INFORMATION	37

EXECUTIVE COMPENSATION	38

LEGAL MATTERS	41

EXPERTS	41

CHANGES IN ACCOUNTANTS	41

ADDITIONAL INFORMATION	41

INDEX TO FINANCIAL STATEMENTS	F-1

v

FORWARD LOOKING STATEMENTS

Statements made in this Prospectus, including statements contained in information incorporated by reference, that are not historical or current facts are “forward-looking statements.” Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action which we intend to pursue to achieve strategic objectives constitute forward-looking information. The sufficiency of such charges, implementation of strategies and the achievement of financial performance are each subject to numerous conditions, uncertainties, and risk factors. Factors which could cause actual performance to differ materially from these forward-looking statements, include, without limitation, management’s analysis of our assets, liabilities, and operations, the failure to sell date-sensitive inventory prior to its expiration, competition, new product development by competitors, which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing products, problems in collecting receivables, testing or other delays or problems in introducing our bovine pregnancy test, and difficulties in obtaining financing on an as-needed basis. These factors are discussed in this Prospectus under the heading “Risk Factors” and in the “Management’s Discussion and Analysis” section.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and the documents incorporated by reference herein.

THE COMPANY

AspenBio Pharma, Inc. (the “Company” also we, us or our) is an emerging biotechnology company engaged in the discovery, development, manufacture, and licensing or marketing of products primarily for animal healthcare. Founded in August 2000, and headquartered in Castle Rock, Colorado, we leverage our proprietary knowledge and technology towards the development of novel patented or patentable products we believe have substantial market potential. As a significant supplier of human antigens, we manufacture and market approximately 30 antigen products primarily for use as controls by diagnostic test kit manufacturers and research facilities, to determine whether diagnostic test kits are functioning properly. While generating modest, but substantially all of our revenues from this antigen business, we have been actively advancing the development of novel animal reproduction products for large worldwide markets. We currently have a growing product pipeline including novel recombinant hormones and diagnostic tests in development. We also recently initiated our first Food and Drug Administration (“FDA”) application with an Investigational New Animal Drug Application (“INADA”) filing for one of our new recombinant hormones.

By focusing primarily on veterinary medicine, we gain several competitive advantages. First, since the FDA approval process for animal products is often less costly and time-consuming than that for human products, our research and development costs are substantially reduced and the timeline to product launch is shortened. Second, we believe animal healthcare represents an area of significant market potential with less market competition as compared to the human market. Third, we are able to focus our research and product development resources on improving animal reproduction providing significant new economic and efficiency benefits in large well-developed as well as underdeveloped markets worldwide. Fourth, we are able to focus on fully exploiting what we believe is the significant market potential of a totally new class of reproduction hormones via our patented “single-chain gonadotropin” technology which we believe offers a number of significant cost and performance advantages in numerous non-human mammalian species of economic importance, over conventional native hormone products currently available.

Success for us will depend on our ability to develop and commercialize new products. We are currently focused on completing development of, and bringing six novel products to market. Three of these products provide solutions to improve bovine reproduction, two of these products provide unique solutions for equine reproduction and one human diagnostic product provides a totally new method of assisting physicians in the diagnosis or rule out of appendicitis. We have applied for patent protection on products where they are not already patented under acquired licensed rights.

More information on these and other product offerings is described under Business of the Company, below.

Our principal office is located at 1585 South Perry Street, Castle Rock, Colorado 80104, telephone number 303-794-2000. Our website is www.aspenbiopharma.com.

THE OFFERING

Pursuant to this Prospectus, the Selling Shareholders may from time to time offer all or any portion of an aggregate of 20,182,750 Shares of Common Stock on the OTC Bulletin Board through underwriters, dealers or brokers or in independently negotiated transactions. See “Selling Shareholders” and “Plan of Distribution.” Except to the extent of the cash exercise price paid to the Company upon exercise of warrants for Shares registered under this Prospectus, the Company will not receive any proceeds from the sale of Shares offered by the Selling Shareholders. Included in this Prospectus is a total of 9,342,393 shares of Common Stock outstanding and 10,840,357 shares of Common Stock issuable upon the exercise of outstanding warrants being registered for public sale.

As of September 20, 2006, there were 17,953,309 shares of Common Stock outstanding. The Company’s Common Stock is traded on the OTC-Bulletin Board under the symbol “APNB.OB.”

RISK FACTORS

The securities offered are speculative and involve a high degree of risk. Factors which may affect the Company’s business and the securities offered hereby include uncertain financial condition, lack of profitability, dependence on a few major customers, possible need for additional capital, dependence on management, substantial debt and the likely adverse effect of this Offering on the market price of the Company’s Common Stock. All of the Shares may be resold in the public market by the Selling Shareholders. Sales of any of these previously restricted Shares into the public market could impact the market adversely so long as this Offering continues. See “Risk Factors” beginning on page 3.

USE OF PROCEEDS

The Company will not receive any proceeds from sales of Shares by the Selling Shareholders, except to the extent of the cash exercise price paid upon the exercise of warrants for Shares registered under this Prospectus. All proceeds received from the sale of the Shares offered by the Selling Shareholders will accrue to the benefit of the Selling Shareholders and not to the Company.

RISK FACTORS

The securities offered in this prospectus are highly speculative and involve a high degree of risk, including among other items the risk factors described below. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the shares.

RISKS RELATED TO OUR BUSINESS

Our success depends on our ability to develop and commercialize new products.

Our success depends on our ability to successfully develop new products. Although we are engaged in human diagnostic antigen manufacturing operations and all of our revenues are derived from this business, we believe our ability to substantially increase our revenues and generate net income is contingent on successfully developing one or more of our pipeline products. Our ability to develop any of the pipeline products is dependent on a number of factors, including funding availability to complete development efforts, to adequately test and refine products, and to commercialize our products, thereby generating revenues once development efforts prove successful. We have encountered in the past, and may again encounter in the future, problems in the testing phase for different pipeline products, sometimes resulting in substantial setbacks in the development process. There can be no assurance that we will not encounter similar setbacks with the products in our pipeline, or that funding from outside sources and our revenues will be sufficient to bring any or all of our pipeline products to the point of commercialization. There can be no assurance that the products we are developing will work effectively in the marketplace, nor that we will be able to produce them on an economical basis.

Although we continue to operate under the Distribution Agreement with Merial, the Agreement may be considered expired.

Our Agreement with Merial Limited (“Merial”) for SurBred™15(TM) contemplated a product launch date of October 1, 2003. The sales goals under the Agreement state that the goals will be prorated by calendar quarter since the product launch did not occur by October 1, 2003. We are actively engaged in research and development on this product and, to date, do not have a sufficiently field tested prototype. Consequently, progress payments from Merial have been delayed, and until we reach certain milestones, continued delays in developing a prototype could result in substantial modifications to the Merial Agreement, and/or possibly cancellation. Either party could consider the Agreement expired, but both parties have continued to operate as if it were still in force. The Company is continuing the development of the product and Merial is actively involved in regular discussions and preparation to potentially introduce the product. The inability to successfully develop a prototype and/or cancellation of the Agreement could have a material adverse effect on our business plan and projected growth.

Our success will depend in part on establishing effective strategic partnerships and business relationships.

A key aspect of our business strategy is to establish strategic partnerships. We currently have license arrangements with the University of Idaho, the University of Wyoming and Washington University (St. Louis, MO). It is likely that we will seek other strategic alliances. We also intend to rely heavily on companies with greater capital resources and marketing expertise to market some of our products, such as our agreement with Merial. While we have identified certain possible candidates for other potential products, we may not reach definitive agreements with any of them. Even if we enter into these arrangements, we may not be able to maintain these collaborations or establish new collaborations in the future on acceptable terms. Furthermore, these arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us, and may involve the issuance of our securities. Our partners may decide to develop alternative technologies either on their own or in collaboration with others. If any of our partners terminate their relationship with us or fail to perform their obligations in a timely manner, or if we fail to perform our obligations in a timely manner, the development or commercialization of our technology in potential products may be affected, delayed or terminated.

We may experience manufacturing problems that limit the growth of our revenue.

We purify human and animal antigens and tumor markers. In 2005, our revenues from these sales were approximately $819,000. We intend to introduce new products with substantially greater revenue potential, including recombinant drugs. We currently are in discussions with potential manufacturing partners who meet full cGMP requirements and are capable of large scale manufacturing batches of our recombinant drugs. Delays in finalizing an agreement with a cGMP facility may delay our FDA approval process and potentially delay sales of such drugs. In addition, we may encounter difficulties in production due to, among other things, the inability to obtain sufficient amounts of raw inventory, quality control, quality assurance and component supply. These difficulties could reduce sales of our products, increase our costs, or cause production delays, all of which could damage our reputation and hurt our financial condition. To the extent that we enter into manufacturing arrangements with third parties, we will depend on them to perform their obligations in a timely manner and in accordance with applicable government regulations.

Our success depends upon our ability to protect our intellectual property rights.

Our success will partially depend on our ability to obtain and enforce patents relating to our technology and to protect our trade secrets. Third parties may challenge, narrow, invalidate or circumvent our patents. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has recently been the subject of much litigation. Neither the U.S. Patent Office nor the courts have a consistent policy regarding breadth of claims allowed or the degree of protection afforded under many biotechnology patents.

In an effort to protect our un-patented proprietary technology, processes and know-how, we require our employees and consultants to execute confidentiality agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, in some situations, these agreements may conflict, or be subject to, the rights of third parties with whom our employees or consultants have previous employment or consulting relationships. Also, others may independently develop substantial proprietary information and techniques or otherwise gain access to our trade secrets. We intend to market our products in many different countries some of which we will not have patents in or applied for. Different countries have different patent rules and we may sell in countries that do not honor patents and in which the risk that our products could be copied and we would not be protected would be greater.

We may be unable to retain key employees or recruit additional qualified personnel.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical, and managerial personnel. There is intense competition for qualified personnel in our business. In addition, in September 2005 we terminated three employees that were key to our antigen business. Although we have replaced these individuals with other qualified personnel, there can be no assurance that we will be able to retain the personnel necessary for the development of our business. A loss of the services of this replacement personnel, or qualified personnel in other areas of our business, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would harm our development programs and our business.

Our competitors may have greater resources or research and development capabilities than we have, and we may not have the resources necessary to successfully compete with them.

Our traditional business has been to create a niche in the protein purification area, which is from where all of our current revenues are generated. We are aware of only one competitor commercially selling products in this area, Dr. Albert Parlow, a UCLA professor. As we continue to develop and introduce our new products currently in our product pipeline, we will find the biotechnology business is highly competitive, and we may face increasing competition. We expect that many of our competitors will have greater financial and human resources, more experience in research and development, and more established sales, marketing and distribution capabilities than we have. In addition, the healthcare industry is characterized by rapid technological change. New product introductions or other technological advancements could also make some or all of our products obsolete.

We do not currently have insurance that covers product liability.

Our insurance policies do not currently cover claims and liability arising out of defective products. As a result, if a claim were brought against us, we would not have any insurance that would apply and would have to pay any costs directly, which we may not have the resources to do. Because our products historically have only been used as part of diagnostic test kits, we did not believe that this insurance would be necessary. However, as we expand into other products, including sales of the recombinant analogs, the risk of claims will increase and we will need to evaluate the need to obtain insurance.

If we fail to obtain FDA approval, we cannot market certain products in the United States.

Therapeutic or diagnostic products to be used by humans must be approved by the FDA prior to marketing and sale. This would also apply to our plan to potentially market an appendicitis test. In order to obtain approval, we must complete specific clinical trials and comply with specific standards; this process can take substantial amounts of time and resources to complete. Even if we complete the trials, FDA approval is not guaranteed. FDA approval can be suspended or revoked, or we could be fined, based on a failure to continue to comply with those standards.

FDA approval is also required prior to marketing and sale for therapeutic products that will be used on animals, and can also require considerable time and resources to complete. New drugs for animals must receive New Animal Drug Application approval. This type of approval would be required for the use of our therapeutic equine and bovine protein products. The requirements for obtaining FDA approval are similar to those for human drugs described above and may require similar clinical testing. Approval is not assured and, once FDA approval is obtained, we would still be subject to fines and suspension or revocation of approval if we fail to comply with ongoing FDA requirements. The Company is considering selling some of its products thru compounding pharmacies, thereby, circumventing for a period of time, the need for FDA approval prior to making sales of product so long as an IANDA has been filed.

If we fail to obtain regulatory approval in foreign jurisdictions, then we cannot market our products in those jurisdictions.

We plan to market some of our products in foreign jurisdictions. Specifically, we expect that SurBred™ a novel blood test designed to identify open (not pregnant) cows, is a test that will be aggressively marketed in foreign jurisdictions. We may market our therapeutic products in foreign jurisdictions, as well. We may need to obtain regulatory approval from the European Union or other jurisdictions to do so and obtaining approval in one jurisdiction does not necessarily guarantee approval in another. We may be required to conduct additional testing or provide additional information, resulting in additional expenses, to obtain necessary approvals

RISKS RELATED TO OUR SECURITIES

We will require additional capital in the future and we cannot assure you that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to your stock holdings.

We have historically needed to raise capital to fund our operating losses. We expect to continue to incur operating losses into the 2006 calendar year and possibly longer. If capital requirements vary materially from those currently planned, we may require additional capital sooner than expected. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us, if at all. Any sale of a substantial number of additional shares may cause dilution to your investment and could also cause the market price of our Common Stock to decline.

We do not anticipate paying any dividends in the foreseeable future.

The Company does not intend to declare any dividends in the foreseeable future. Investors who require income from dividends should not purchase our securities.

Our common stock is classified as a “penny stock” under SEC rules and the market price of our common stock is highly unstable.

A limited trading market exists for our common stock on the OTC Bulletin Board. Since inception of trading in January 2003, our common stock has not traded at $5 or more per share. Because our stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small Cap Market, if the market price of the common stock is less than $5 per share, the common stock is classified as a “penny stock.” SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an “established customer” or an “accredited investor.” This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid. Furthermore, at present there is relatively limited trading in our stock which could cause our price to fall if shares are sold into the market.

We have a large number of outstanding options and warrants, and we may issue additional shares, options and warrants.

As of August 31, 2006, approximately 17,953,000 shares of our common stock and an aggregate of approximately 14,000,000 options and warrants were outstanding. We may issue additional shares upon exercise of warrants or options, or in connection with certain business development or license agreements. We may issue additional shares and warrants in order to raise additional capital on an as-needed basis. The issuance of additional shares, options or warrants may cause dilution of your investment.

USE OF PROCEEDS

Except for the cash exercise price paid to the Company upon exercise of warrants to purchase Shares registered under this Prospectus, the Company will not receive any proceeds from sales of Shares by the Selling Shareholders. All proceeds received from the sale of the Shares offered by the Selling Shareholders will accrue to the benefit of the Selling Shareholders and not to the Company.

SELLING SHAREHOLDERS

The following table sets forth information known to the Company regarding the beneficial ownership of Shares of the Company’s Common Stock as adjusted to reflect the sale of the shares offered hereby by each Selling Shareholder. The information set forth below is based upon information concerning beneficial ownership provided to the Company by each Selling Shareholder. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name	Outstanding Shares Beneficially Owned Prior to the Offering	Shares Underlying Warrants and Options	Total Shares (Based on columns A & B) Beneficially Owned Prior to Offering (1) (2)	Shares Offered Hereby (1) (2) (3)	Shares Owned After Offering (1) (3)
1837 Partners L. P. (5)	1,314,260	705,065	2,019,325	2,019,325	—

Advantage Bio Consultants, Inc. (6)	10,200	—	10,200	10,200	—

Alexander T. Topping, Jr	45,714	45,714	91,428	91,428	—

Anders Brag	285,714	285,714	571,428	571,428	—

Andrea Joy Bauer	—	2,000	2,000	2,000	—

Anita Dudley	—	2,000	2,000	2,000	—

Austin Lewis	—	100,000	100,000	100,000	—

Blair Richley Haarlow Trust	119,650	114,287	233,937	233,937	—

Brent Hedstrom	10,000	—	10,000	10,000	—

Brian Eliot Peierls	200,457	58,000	258,457	258,457	—

Cambridge Holdings, Ltd. (7)	750	438,571	439,321	439,321	—

Christopher Pusey	36,396	10,009	46,405	46,405	—

Daniel Luskind	—	82,480	82,480	82,480	—

David Drennen	—	4,000	4,000	4,000	—

Deborah Salerno	36,500	100,000	136,500	100,000	36,500

Deborah Ziwot	3,600	112,516	116,116	66,116	50,000

Douglas Hepler (8) (4)	21,100	200,000	221,100	21,100	200,000

E. Jeffrey Peierls	340,413	115,000	455,413	455,413	—

Earnco MPPP (9)	11,429	11,429	22,858	22,858	—

Frances E. Tuite IRA	47,860	45,715	93,575	93,575	—

Gail Schoettler (10) (4)	15,000	300,000	315,000	15,000	300,000

Geoffrey Carleton Plank	—	50,000	50,000	50,000	—

Gregory Pusey (7) (4)	538,448	503,000	1,041,448	691,448	350,000

Greg Pusey IRA	57,913	—	57,913	57,913	—

Henry S. Krauss - Estate	—	82,480	82,480	82,480	—

Insiders Trend Fund (11)	100,000	100,000	200,000	200,000	—

J. Scott Liolios	7,000	820,649	827,649	820,649	7,000

Jeffrey McGonegal (12) (4)	87,798	442,858	530,656	180,656	350,000

Jens Stabler	29,913	28,572	58,485	58,485	—

Jill Pusey cdn Jacquline Pusey	34,126	10,009	44,135	44,135	—

Jill Pusey	42,515	—	42,515	42,515	—

Jill Pusey IRA	30,640	—	30,640	30,640	—

John H Altshuler Family Trust	—	10,000	10,000	10,000	—

John P. O'Shea	—	301,608	301,608	301,608	—

Jonathan B. Dangar	—	8,076	8,076	8,076	—

Kilyn Roth	28,571	28,571	57,142	57,142	—

Liolios Group, Inc. (13)	—	270,000	270,000	270,000	—

Michael Smith (14) (4)	221,903	525,000	746,903	525,000	221,903

Marc S. Bathgate	—	1,000	1,000	1,000	—

Mathis Family Partners, Ltd. (15)	—	30,000	30,000	30,000	—

McGonegal Family Partnership (16)	—	30,000	30,000	30,000	—

Meadowbrook Opportunity Fund LLC (17)	485,001	614,286	1,099,287	1,099,286	1

Michael & Lyn Harvey	20,000	20,000	40,000	40,000	—

Michael Donnelly	—	2,000	2,000	2,000	—

Michael G. Baker	13,600	102,516	116,116	66,116	50,000

Mindy Ann Alvarez	—	5,000	5,000	5,000	—

Nancy Stratton	—	1,000	1,000	1,000	—

Panacea Fund, LLC (18)	519,530	313,778	833,308	833,308	—

Paul L. Cadorette	11,965	11,429	23,394	23,394	—

Peter Melhado	224,285	114,285	338,570	228,570	110,000

Polaris Partners, LP (19)	342,857	342,857	685,714	685,714	—

Richard Donnelly (20) (4)	236,537	657,142	893,679	293,679	600,000

Richard Louise	—	47,728	47,728	47,728	—

Roaring Fork Capital SBIC, L. P. (21)	1,053,624	1,142,857	2,196,481	2,196,481	—

Robert Bearman	54,663	—	54,663	30,000	24,663

Roger Miller	213,315	114,286	327,601	228,572	99,029

Ronald A. Both	19,000	215,000	234,000	215,000	19,000

Roth Capital Partners, LLC (22)	—	150,000	150,000	150,000	—

Scott C. Bowman	—	5,876	5,876	5,876	—

Scott Menefee	5,010	10,000	15,010	10,000	5,010

Steven M. Bathgate	—	26,000	26,000	26,000	—

Strategic Growth International, Inc. (23)	—	800,000	800,000	800,000	—

Susan K Huebner	—	26,000	26,000	26,000	—

Susanne Hanel	29,913	28,572	58,485	58,485	—

The Chase Family Trust	—	11,748	11,748	11,748	—

The Living Trust of Harold Richard Grisham	102,371	68,571	170,942	137,143	33,799

The Peierls Foundation (24)	1,074,869	969,858	2,044,727	2,044,727	—

The Vintox Fund Ltd. (25)	54,000	137,143	191,143	191,143	—

Vermut Weinberger Living Trust (26)	10,000	200,000	210,000	200,000	10,000

Vicki Barone	—	26,000	26,000	26,000	—

WHI Growth Fund Q.P., L.P. (27)	1,320,667	166,666	1,487,333	1,487,333	—

Warren Ehrlich (28) (4)	238,923	30,000	268,923	30,000	238,923

Westminster Securities Corporation (29)	27,000	349,880	376,880	349,880	27,000

WHI Select Fund, L.P. (30)	440,222	55,556	495,778	495,778	—

Totals	10,175,222	12,740,357	22,915,579	20,182,750	2,732,829

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock outstanding may increase prior to the effectiveness of this registration statement due to penalty shares which may be issued.

(1)	Includes the shares issuable upon exercise of the Warrants.

(2)	The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the Warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. The beneficial ownership of the common stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3)	Assumes that all securities registered will be sold.

(4)	Following sale of shares offered hereby, shareholder would own more than 1% of common shares outstanding. See percentages within footnote table below.

Relationships and Transactions with Certain Selling Shareholders

5.	Control Person is Keith Haffer.
6.	Portfolio Manager is Frances Tuite.
7.	Gregory Pusey is Chairman of the Board and Secretary of the Company. He is also President, director and shareholder of Cambridge Holdings, Ltd. Following sales of shares offered hereby, shareholder would own 1.9% of common shares.
8.	Douglas Hepler is a Director of the Company. Following sales of shares offered hereby, shareholder would own 1.3% of common shares.
9.	Control person is Earnest Mathis.
10.	Gail Schoettler is a Director of the Company. Following sales of shares offered hereby, shareholder would own 2.2% of common shares.
11.	Control Person is Anthony Marchese.
12.	Jeffrey McGonegal is the Chief Financial Officer of the Company. Following sales of shares offered hereby, shareholder would own 1.9% of common shares.
13.	Control Person is Scott Liolios.
14.	Michael Smith previously loaned money to the Company under a convertible note payable. A portion of the note and accrued interest were converted into common stock of the Company and the balance of the note was repaid. Following sales of shares offered hereby, shareholder would own 1.2% of common shares.
15.	Control person is Earnest Mathis.
16.	Jeffrey McGonegal is the General Partner.
17.	Control Person is Michael Ragins.
18.	Control Person is Michael Resnick on behalf of William Harris Investors, Inc.
19.	Peter Melhado is a principal of Polaris Partners L.P. Mr. Melhado and Polaris Partners, L.P., previously loaned money to the Company on a short-term basis, all of which has been repaid.
20.	Richard Donnelly is President and CEO and a Director of the Company. Following sales of shares offered hereby, shareholder would own 3.2% of common shares.
21.	Control Person is Roaring Fork Capital Management, LLC, of which Eugene C. McColley is Manager of General Partner.
22.	Control Persons are Byron Roth and Gordon Roth.

23.	Control Person is Stan Altschuler. Strategic Growth International, Inc. ("SGI") received broker fees of $52,000 in the first quarter of 2004 for assistance in fund raising and was paid $39,472 in 2004 for services. The Company is currently in litigation with SGI over amounts claimed by SGI to be due them and for a return of certain of the 800,000 share rights, SGI claims it is entitled to.
24.	Control Person is E. Jeffrey Peierls, President.
25.	Control Person is Robert Topping.
26.	Control Person is Thomas R. Weinberger, Trustee.
27.	Control Person is Michael Resnick.
28.	Following sales of shares offered hereby, shareholder would own 1.3% of common shares.
29.	Westminster Securities Corp. acted as placement agent for our offerings in July \ August 2004 and May \ June 2005. Control Person is John O'Shea.
30.	Control Person is Michael Resnick.

PLAN OF DISTRIBUTION

SALE OF SECURITIES BY SELLING SHAREHOLDERS

The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by their transferees or other successors in interest. Such sales may be made in the over-the-counter market or in privately negotiated transactions.

The Selling Shareholders have exercised their right to require the Company to register the Shares which the Selling Shareholders purchased from the Company in private transactions. The Selling Shareholders were granted certain registration rights pursuant to which the Company has agreed to maintain a current registration statement to permit public sale of the Shares. The Company will pay the entire expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than commissions and discounts of underwriters, dealers or agents, if any. Expenses to be paid by the Company include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders, except to the extent of any cash exercise price paid to the Company upon exercise of warrants.

The Company anticipates that the Selling Shareholders from time to time will offer the Shares through: (i) dealers or agents or in ordinary brokerage transactions; (ii) direct sales to purchasers or sales effected through an agent; (iii) privately negotiated transactions; or (iv) combinations of any such methods. The Shares would be sold at market prices prevailing at the time of sale or at negotiated prices. Dealers and brokers involved in the offer and sale of the Shares may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act. The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be “underwriters” as defined in the 1933 Act and any profit on the sale of the Shares and any discounts, commissions or concessions received by any dealers or agents might be deemed by the NASD to constitute underwriting compensation.

If the Company is notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter for the sale of Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

Sales of Shares on the OTC Bulletin Board may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

        The Company is unable to predict the effect which sales of the Shares by the Selling Shareholders might have upon the market price of the Company’s Common Stock or the Company’s ability to raise further capital. See “Risk Factors.”

PRIVATE SALE OF COMMON STOCK BY THE COMPANY

The Company issued shares of “restricted” common stock to the Selling Shareholders in private transactions, and the Company will issue shares of “restricted” common stock to the Selling Shareholders upon their exercise of warrants which they received from the Company in private transactions. The Company anticipates that Shares already received and Shares to be issued upon exercise of the warrants will all be sold by the Selling Shareholders as described above.

INDEMNIFICATION

The Company’s Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company’s best interest with respect to actions taken in the person’s official capacity; (iii) were reasonably believed not to be opposed to the Company’s best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

In connection with this Offering the Company and certain of the Selling Shareholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the 1933 Act. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

LEGAL PROCEEDINGS

On November 29, 2004, a complaint was filed in New York Supreme Court, County of New York, case #603907/04 by Strategic Growth International, Inc. (“SGI”) against us. SGI was seeking compensation for amounts allegedly owed under an agreement for investor relations’ services between us and SGI. We filed an answer and counter claims against SGI on January 25, 2005. We believe SGI’s claims are without merit and that SGI failed to perform as promised under the agreement between us and SGI. SGI is seeking approximately $47,000 in damages. We have filed counter claims seeking approximately $91,000 in damages plus cancellation of 800,000 options issued to SGI that are exercisable to purchase our common stock. To date no actions have been taken regarding this litigation other than responding to requests for the production of documents and the initial depositions in the matter.

We are not a party to any other legal proceedings, the adverse outcome of which would, in our management’s opinion, have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

Executive officers of the Company are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

The following table sets forth names and ages of all executive officers and directors of the Company:

Name	Age	Position
Richard G. Donnelly Gregory Pusey Gail S. Schoettler Douglas I. Hepler David E. Welch Jeffrey G. McGonegal	47 54 62 59 59 54	President, Chief Executive Officer and Director Chairman, Secretary and Director Director Director Director Chief Financial Officer

Richard G. Donnelly was elected President, Chief Executive Officer and as a director, in January 2005. From September 1999 to December 2004, Mr. Donnelly served in senior marketing positions with Heska Corporation, including most recently as Senior Director of Marketing. From January 1993 to September 1999, Mr. Donnelly served as Director of Marketing for the Fort Dodge division of Wyeth Inc., (American Home Products). Mr. Donnelly holds a three-year diploma in Animal Science from St. Lawrence College.

Gregory Pusey became a director of AspenBio in February 2002, and Chairman in May 2003. Mr. Pusey is the President of Advanced Nutraceuticals, Inc., a publicly held company engaged in manufacturing and marketing of vitamins and nutritional supplements. Mr. Pusey has been associated with Advanced Nutraceuticals, Inc. and its predecessors since 1997. Since 1988, Mr. Pusey has been the President and a director of Cambridge Holdings, Ltd., a publicly held real estate development firm. Mr. Pusey is Chairman and a director of A4S Security, Inc., a provider of hardware and software security related products, and has served as President of Livingston Capital, Ltd. since 1987, a venture capital firm. Mr. Pusey holds a B.S. degree in finance from Boston College.

Gail S. Schoettler served as a U.S. Ambassador from 1999 to 2000, Colorado Lt. Governor from 1995 to 1999, and Colorado State Treasurer from 1987 to 1995. She was a trustee of the Public Employees Retirement Association, Colorado’s $27 billion pension fund, for eight years. Ambassador Schoettler was a founder and director of two banks and currently helps manage her family’s ranching, vineyard and real estate businesses. She speaks internationally on politics and business and writes a column for The Denver Post. She is a trustee of several non-profit organizations and the recipient of the French Chevalier of the Legion of Honor, France’s highest civilian award. Ambassador Schoettler is also a director of CancerVax Corporation, former director, until its sale in February 2005 of AirGate PCS, Inc., and is the chairperson of the board of Fischer Imaging Corp. She also serves on the board of Masergy Communications in Dallas, Texas. She earned her BA with honors in economics from Stanford University and her MA and PhD in history from the University of California at Santa Barbara. Ambassador Schoettler became a director of AspenBio in August 2001.

Douglas I. Hepler, Ph.D., joined the Company’s Board of Directors in March of 2004. Commencing in 2006 Dr. Hepler became President of KADO Consulting a newly formed consulting firm. Through April 2006 he served as Vice President of Research and Development for IDEXX Pharmaceuticals, Inc., a wholly owned subsidiary of IDEXX Laboratories, Inc. Dr. Hepler was responsible for the overall technical leadership of the Pharmaceutical Division of IDEXX Pharmaceuticals, Inc. Dr. Hepler was also the Co-founder and Executive Vice President of Blue Ridge Pharmaceuticals, Inc. before its sale to IDEXX Laboratories, Inc. in 1998. While at Blue Ridge Pharmaceuticals, Dr. Hepler was instrumental in the development and FDA registration of Acarexx, Iverhart Plus, PZI Vet, Facilitator, Navigator, Pyrantel and CyFly. Prior to Blue Ridge Pharmaceuticals, Dr. Hepler was instrumental in the development and FDA registration of Interceptor, Program and Sentenial while at Novartis Animal Health. Dr. Hepler received a B.S. degree from Lock Haven University in biology, a M.S. from Colorado State University in microbiology and a Ph.D. from Colorado State University in immunology.

David E. Welch became a director of AspenBio as of October 1, 2004. Mr. Welch has served as Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a public company located in Golden, Colorado, since April 2004. He also is a self-employed financial consultant. From July 1999 to June 2002, Mr. Welch served as Chief Financial Officer, Secretary and Treasurer of Active Link Communications, Inc., another publicly traded company. During 1998 he served as Chief Information Officer for Language Management International, Inc., a multinational translation firm located in Denver, Colorado. From 1996 to 1997, he was Director of Information Systems for Mircromedex, Inc., an electronic publishing firm, located in Denver, Colorado. Mr. Welch also serves on the Boards of Directors of Advanced Nutraceuticals, Inc. and Communication Intelligence Corporation, both publicly traded companies. He received a B.S. degree in accounting from the University of Colorado. Mr. Welch is a Certified Public Accountant, licensed in the state of Colorado.

Jeffrey G. McGonegal became Chief Financial Officer of the Company in June 2003 and served as interim President in December 2004 and January 2005. Mr. McGonegal also serves as Senior Vice President — Finance of Advanced Nutraceuticals, Inc., a publicly held company engaged in manufacturing and marketing of vitamins and nutritional supplements and Cambridge Holdings, Ltd., a publicly held real estate company. Since 1997, Mr. McGonegal has served as Managing Director of McGonegal and Co., a company engaged in providing accounting and business consulting services. From 1974 to 1997, Mr. McGonegal was an accountant with BDO Seidman LLP. While at BDO Seidman LLP, Mr. McGonegal served as managing partner of the Denver, Colorado office. Mr. McGonegal was elected in 2005 to serve on the board of Imagenetix, Inc., a publicly held company in the nutritional supplements industry. He received a B.A. degree in accounting from Florida State University. Mr. McGonegal is a Certified Public Accountant, licensed in the state of Colorado.

COMMITTEES

Audit Committee: The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. All of the Company’s independent directors serve on the audit committee, which consists of: David Welch (who serves as Chair of the Committee), Douglas Hepler and Gail Schoettler. Mr. Welch has been designated as the financial expert on the audit committee. The Company defines “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The audit committee was formed on December 22, 2003. The Board of Directors has adopted a written charter for the audit committee. The audit committee charter is available on our website at www.aspenbioinc.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares outstanding of the Company’s common stock at August 31, 2006 was 17,953,309. The following tables sets forth the beneficial ownership of the Company’s Common Stock as of August 31, 2006 by each Director and each Executive Officer of the Company, by all Directors and Executive Officers as a group, and sets forth the number of shares of Common Stock owned by each person who owned of record, or was known to own beneficially, more than 5% of the outstanding shares of Common Stock. To the knowledge of the Directors and Executive Officers of the Company, as of August 31, 2006, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company, other than as set forth below.

Name and Address	Number of Shares	Percent
Richard G. Donnelly (1)
2838 Garrett Drive
Fort Collins, CO 80526

Gregory Pusey (2)
106 S. University, No. 14
Denver, CO 80209

Gail S. Schoettler (3)
11855 East Daley Circle
Parker, CO 80134

Douglas I. Hepler (4)
815 Cliff Dr.
McLeansville, NC 27301

David E. Welch (5)
1585 S. Perry Street
Castle Rock, CO 80104

Jeffrey G. McGonegal (6)
1585 S. Perry Street
Castle Rock, CO 80104

All Officers and Directors as a
Group (6 persons)(11)

The Peierls Foundation, Inc.
c/o U.S. Trust Company of N.Y.
114 West 47th Street
New York, N.Y. 10036 (7)

William Harris Investors, Inc.
191 N. Wacker Drive, Suite 1500
Chicago, IL 60606 (8)

1837 Partners L. P.
10 S. Wacker Drive, Suite 3210
Chicago, IL 60606 (9)	893,679 1,655,972 265,000 341,100 150,000 560,656 3,866,407 2,771,338 2,816,419 2,019,325	4.8% 8.9% 1.5% 1.9% 0.8% 3.0% 19.9% 14.5% 15.2% 10.8%

Roaring Fork Capital SBIC, L.P. 5350 S. Roslyn St., Suite 380 Greenwood Village, Co. 80111 (10) Roger D. Hurst 1749 S. Peakview Drive Castle Rock, CO 80109	2,196,481 1,784,500	11.5% 9.9%

(1)	Includes options to acquire 500,000 shares at $.60 per share, warrants to acquire 57,142 shares for $1.35 per share and options for 100,000 shares at $.96 per share. All options issued to Mr. Donnelly are 100% vested.
(2)	Includes 107,281 shares held by his wife, his wife's IRA account and their daughter and warrants to acquire 10,009 shares at $1.35 held by his daughter. Mr. Pusey disclaims beneficial ownership of these shares. Also includes the following holdings of Mr. Pusey: (i) 57,913 shares held in Mr. Pusey's IRA account, (ii) warrants to acquire 130,000 shares for $1.00 per share, (iii) options to acquire 100,000 shares at $1.21 per share, (iv) options to acquire 250,000 shares at $0.80 per share and (v) warrants to acquire 23,000 shares at $1.30 per share. Also includes 750 common shares and warrants to acquire 310,000 shares at $1.00 and warrants to acquire 128,571 shares at $1.50 held by Cambridge Holdings Ltd. Mr. Pusey is President, a director and principal shareholder of Cambridge. All options are 100% vested. Excludes 46,405 shares beneficially owned by his adult son.
(3)	Includes options to purchase 100,000 shares at $1.47 per share, 50,000 shares at $.85 per share, and 100,000 shares at $.96 per share, all options are 100% vested. Excludes options to acquire 50,000 shares at $1.60 which become exercisable in annual installments over a three year period commencing in April 2007.
(4)	Includes options to purchase 100,000 shares at $1.50 per share and options to purchase 50,000 shares at $.80 per share, all which are 100% vested. The amount also includes 120,000 shares and options to purchase 50,000 shares of common stock at $.75 per share each which are held by his wife. Dr. Hepler disclaims any beneficial ownership of these shares and options. Excludes options to acquire 50,000 shares at $1.60 which become exercisable in annual installments over a three year period commencing in April 2007.
(5)	Includes options which are 100% vested to acquire 100,000 shares at $.76 per share and 50,000 shares at $.80 per share. Excludes options to acquire 50,000 shares at $1.60 which become exercisable in annual installments over a three year period commencing in April 2007.
(6)	Includes warrants to purchase 100,000 shares at $1.00 per share, options to purchase 60,000 shares at $1.47, options to acquire 140,000 shares at $1.21 per share, options to purchase 100,000 shares at $.75 per share and options to purchase 50,000 shares at $.80 per share. Also includes warrants to purchase 22.858 shares at $1.35 per share. All options and warrants are 100% vested.
(7)	Includes warrants to purchase 969,858 shares at $1.35 per share. Also includes 455,413 shares beneficially owned by E. Jeffrey Peierls and 258,457 shares beneficially owned by Brian E. Peierls and 12,741 common shares owned by Brian E. Peierls children.
(8)	Includes 1,487,333 shares beneficially owned by WHI Growth Fund Q.P., L.P., 833,308 shares beneficially owned by Panacea Fund, LLC and 495,778 shares beneficially owned by WHI Select Fund, L. P.
(9)	Includes warrants to purchase 705,065 shares at $1.50 per share.
(10)	Includes warrants to purchase 1,142,857 shares at $1.35 per share.
(11)	Includes footnotes 1 through 6.

DESCRIPTION OF SECURITIES

The following summary description of the Company’s securities is not complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation and Bylaws.

The authorized capital stock of the Company consists solely of 60,000,000 shares of no par value common stock (previously defined as “Common Stock”). As of August 31, 2006 there were 17,953,309 shares of Common Stock issued and outstanding that were held of record by approximately 1,080 shareholders (excluding an indeterminable number of shareholders whose shares are held in street or “nominee” name).

COMMON STOCK

Each holder of record of shares of the Company’s Common Stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Articles of Incorporation.

Holders of outstanding shares of Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive ratably the net assets of the Company available to the shareholders. Holders of outstanding Common Stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares of Common Stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of Common Stock of the Company may be issued in the future, the relative interests of the then existing shareholders may be diluted.

DIVIDENDS AND DIVIDEND POLICY

During the last two fiscal years the Company has not paid any dividend on any class of equity securities. The Company anticipates that for the foreseeable future all earnings will be retained for use in the Company’s business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the Common Stock will be dependent upon the Company’s financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

CHANGE IN CONTROL

Other than as a result of the exercise a significant portion of the outstanding stock options and warrants, there are no arrangements or agreements which could in the future result in a change of control of the Company.

DESCRIPTION OF BUSINESS

AspenBio Pharma, Inc., a Colorado corporation (the “Company” also we, us or our) is an emerging biotechnology company engaged in the discovery, development, manufacture, and licensing or marketing of products primarily for animal healthcare. Founded in August 2000, and headquartered in Castle Rock, Colorado, we leverage our proprietary knowledge and technology towards the development of novel patented or patentable products we believe have substantial market potential. As a significant supplier of human antigens, we manufacture and market approximately 30 antigen products primarily for use as controls by diagnostic test kit manufacturers and research facilities, to determine whether diagnostic test kits are functioning properly. While generating modest, but substantially all of our revenues from this antigen business, we have been actively advancing the development of novel animal reproduction products for large worldwide markets. We currently have a growing product pipeline including novel recombinant hormones and diagnostic tests in development. We also recently initiated our first Food and Drug Administration (“FDA”) application with an Investigational New Animal Drug Application (“INADA”) filing for one of our new recombinant hormones.

By focusing primarily on veterinary medicine, we gain several competitive advantages. First, since the FDA approval process for animal products is often less costly and time-consuming than that for human products, our research and development costs are substantially reduced and the timeline to product launch is shortened. Second, we believe animal healthcare represents an area of significant market potential with less market competition as compared to the human market. Third, we are able to focus our research and product development resources on improving animal reproduction providing significant new economic and efficiency benefits in large well-developed as well as underdeveloped markets worldwide. Fourth, we are able to focus on fully exploiting what we believe is the significant market potential of a totally new class of reproduction hormones via our patented “single-chain gonadotropin” technology which we believe offers a number of significant cost and performance advantages in numerous non-human mammalian species of economic importance, over conventional native hormone products currently available.

Success for us will depend on our ability to develop and commercialize new products. We are currently focused on completing development of, and bringing six novel products to market. Three of these products provide solutions to improve bovine reproduction, two of these products provide unique solutions for equine reproduction and one human diagnostic product provides a totally new method of assisting physicians in the diagnosis or rule out of appendicitis. We have applied for patent protection on products where they are not already patented under acquired licensed rights.

PRODUCT OVERVIEW

Our strategy is to search for opportunities where we can use our protein purification, molecular biology abilities and utilization of genomics and proteomics to create unique and if possible, proprietary patented products. We focus on expanding into other uses for purified proteins, principally for diagnosis and treatment of animals and humans. An important factor in diagnostics products is the vastly reduced times required from product conception to saleable product as compared to therapeutic products which often require many years to market, due to significantly more stringent FDA requirements for therapeutic products.

Products we have in our pipeline consist of product candidates in various stages of clinical and pre-clinical development. One of our business strategies is to focus primarily on products and technologies which we believe have an attractive time line to revenue. We pursue technologies under “in-licensing” agreements with universities, researchers or doctors; complete research and development on the technologies through proof of concept, and then either “out-license” to “Big Pharma” companies and \ or go to product introduction and launch.

Following is a summary of our current key products and their development status:

Product	Use	Stage	Revenue	FDA Approval
SurBred™ Licensed Recombinant Analogs: StayBred™ BovinePure FSH™ EquiPure LH™ EquiPure FSH™ Appendicitis Test Antigen products	Pregnancy status Pregnancy maintenance Super bovine ovulation Induce equine ovulation Super equine ovulation Rule out condition Test kit controls	Development Development Development Development Development Development Production	Pre Pre Pre Initial Pre Pre Recurring	N\A Pre Pre Applied Pre Pre N\A

Single-Chain Gonadotropin Technology Breakthrough — Recombinant LH and FSH:

Luteinizing hormone (“LH”) and follicle stimulating hormone (“FSH”) are naturally occurring hormones produced by all mammals, human and animal, as a natural part of the reproduction process. For numerous reasons, including health status, age, manipulation efforts to induce reproduction, selective breeding to enhance desired traits, etc., the rate of successful natural reproduction, especially in livestock and food-producing animals has declined significantly in recent decades. In an attempt to overcome this decline, LH and FSH hormones have been harvested, processed and sold as reproduction enhancing drugs for several years. Frequently one species’ hormones will even be used in other species to attempt to produce desired results. Natural replacement drugs produced this way are inefficient, as they are harvested from dead animals; they are not highly effective at producing the desired results; and since they are animal derived, they have the potential to transmit diseases such as bovine spongiform encephalopathy (BSE or “Mad Cow Disease”).

To date, no commercially successful recombinant, or “man-made” LH or FSH hormone product has been developed and introduced for animals because the heterodimeric complex (“combined alpha and beta sub-units”) is unstable causing the alpha and beta units to rapidly separate. To our knowledge this instability and lack of assembly have resulted in production yields that are unacceptable, making commercial products unfeasible. To overcome this, we have exclusively licensed technology for use in animals, successfully developed by Dr. Irving Boime of Washington University (St. Louis, MO). Dr. Boime’s work involves the construction and molecular characterization of single-polypeptide-chain-variants of LH and FSH.

During 2004, we entered into an exclusive license agreement for the extensive portfolio of patents and patents pending, developed and enhanced over the last twenty-plus years by Dr. Boime. The patent estate consists of approximately 83 active and inactive patents and patents pending. The term of our license agreement is tied to the life of the last patent to expire, which we expect to be approximately 20 years. The portfolio covers rights to mammalian reproduction using the single-chain technology and the creation of recombinant drugs to enhance conception and pregnancy rates. We acquired this technology to commercialize and provide these products for use in veterinary medicine. We believe that the technologies developed in the patent estate have the potential to be developed into an array of products to enhance fertility in all mammals. The human version of this technology has had an application filed with the FDA and is in clinical testing by a large international pharmaceutical company.

We have entered development agreements with Cardinal Health PTS, LLC, by and through its Gala Biotech business unit (“Cardinal Health”) which has extensive experience in process development for scale-up and manufacturing of recombinant proteins. We have been working closely with Cardinal Health to develop the commercial scale-up process for manufacturing. We are currently providing research grade material, produced by Cardinal Health, to the market to help offset the cost of process development and field trials. The ultimate goal of this development process is to establish cGMP manufacturing methods required for those products for which we are seeking FDA approval. Currently Cardinal Health does not meet full cGMP requirements. We are in late discussions with other potential manufacturing partners who do meet full cGMP requirements and are capable of large scale manufacturing batches of our recombinant drugs. We expect to have an additional partnership agreement for final cGMP manufacturing sometime early during the fourth quarter of 2006. Delays in finalizing an agreement with a cGMP facility can delay our FDA approval process, but we do not believe such contract changes would affect sales of our single-chain analogs on a reagent basis or for product sales where FDA approval is determined to not be sought.

Our long-term goal is to methodically leverage this “single-chain gonadotropin” technology into numerous generations of products for multiple species. We are attempting to prioritize each potential species application based on what we perceive has the greatest potential worldwide market value and likelihood of successful distribution. Additionally, recent research has also shown promise for a totally new type of highly potent dually active hormone drug constructs containing stable sections of both LH and FSH in the same recombinant single-chain peptide which we also have the rights to commercialize.

Bovine Market Opportunity

We believe that the bovine market, primarily dairy operations, by far represents the largest market opportunity for all of our current animal products.

The success of a modern dairy cow operation is dependent upon a number of critical factors. Several of these factors are outside the control of the dairyman, such as milk prices and costs for feed, nutrients, and medicines. Other factors, however, are within the dairyman’s control such as size of the operation (number of head milked), labor costs, and access to high quality bulk feed. The amount of revenue derived from milk sales is a function of the quantity of milk produced and the level of milk fat contained in the milk. These factors correspond directly to the amount of time that a cow is pregnant. The more days during a year that a cow remains not pregnant (“open”), the lower the annual milk production from that cow, hence the lower the revenue received.

The worldwide population of dairy cows exceeds 100 million, of which approximately 58 million cows are located in North America, Europe and the former Soviet Union. According to industry estimates approximately 70% of cows in the North American and European dairy industry are artificially inseminated (“AI”). Although there are no known published reports regarding the number of timed or synchronized cow breedings, we believe, based on discussions with industry sources, that there are an estimated 20 million artificially inseminated cows in timed breeding programs in the United States, which would represent the primary target market for our bovine products.

Over the last decade, the average number of days per year that a cow remains open has steadily increased from 130 to 175 days, which has had a negative impact on the average milk revenue per head. A significant percentage of dairy cows, when artificially inseminated, do not become pregnant. Approximately 70% of artificially inseminated cows that do become pregnant however, abort or absorb prior to delivery. The rate of success for breeding cows after the first attempt has decreased over the past decade from 50% to less than 35%. On average, 65% to 70% of artificially inseminated cows require a second insemination, and approximately 40% of these cows will require a third attempt before typically being culled from the herd.

Approximately 80% of commercial dairy operations use the traditional way of determining pregnancy which is via palpation, a physical examination by a veterinarian approximately 42 days after breeding. Ultrasound is also used in approximately 20% of the pregnancy determinations in diaries. These open cow test methods currently being used — palpation and ultrasound — cannot determine pregnancy status until between 32 and 42 days after artificial insemination, which is 10 to 20 days after the cow’s 21-day estrous cycle is over. Additionally, these methods may be harmful to a pregnant cow or risk aborting the calf.

Several reproduction drug products have been introduced over the last 20 to 30 years that are designed to create more effective breeding programs for artificially inseminated cows. The total direct costs of artificially inseminating a cow, including the semen, breeder time, and the administration of gonadorelin (e.g. Cystorelin® “GnRH”, sold by Merial) and prostaglandin (“PGF”, e.g. Lutalyse®, sold by Pfizer) to promote ovulation is estimated to be in the range of $24 to $34 per head per treatment (excluding labor) before the cost of ultrasound for determining pregnancy status. The majority of this cost is incurred again with each subsequent artificial insemination, averaging at least two treatments per year to achieve successful pregnancy.

Bovine Reproduction Products

        Bovine products we currently are developing are SurBred™ (bovine early pregnancy test), StayBred™ (single-chain LH analog for cows) and BoviPure FSH™ (single-chain FSH). These specialized products are designed to create more effective breeding programs for artificially inseminated dairy cows. Pregnancy is necessary for efficient milk production and effective reproduction programs increases milk production per cow and profitability of the dairies, by leaving fewer open (“not pregnant”) cows.

SurBred™

        SurBred™ is a novel blood test designed to identify open cows 10 to 20 days sooner than methods currently used in dairy cattle throughout the world. The test kit we intend to produce would permit pregnancy status to be determined sooner than the traditional methods, which, in turn, would permit a herd manager to repeat the artificial insemination process at an earlier date for cows tested to be open. Our test does not include any physical manipulation of the cow other than a simple blood sample. Traditional manipulation results in somewhat higher risk to the embryo. Designed to save producers time and money, it can significantly improve the overall reproduction efficiency of dairy herds. This immunoassay-based blood test is not subject to FDA approval regulations.

        We entered into licensing agreements with the University of Idaho and the University of Wyoming in fall, 2001, to obtain the exclusive rights to the marker used in the open cow test technology. We have filed two provisional patent applications, as well as a trademark application for “SurBred™,” the planned name of the open cow test kit.

        In 2003 we entered into a distribution agreement with Merial Limited for the worldwide sales and marketing rights to this test. Merial, a joint venture between Merck and Aventis, is one of the world’s leading animal health companies. Based on findings of an expanded field trial during 2003, we concluded that improvements needed to be made to the test before marketing could begin. We have contracted with two recognized industry experts in this field to assist our internal efforts in development of the test. We are currently working on optimizing the test to provide an effective and accurate product. We also continue to characterize the target indicator marker more fully to understand how its temporal expression changes through early pregnancy. We believe we have confirmed that the target marker is highly accurate in determining pregnancy status. Since we were unable to launch the test to date, as previously anticipated in our agreement, Merial may want to renegotiate the agreement. Although technically the agreement has expired, both parties have been working together and conducting themselves as if the agreement were still in effect and are planning on Merial marketing the product once it is fully developed. While we can provide no assurance of success, development efforts are ongoing. Should Merial elect to terminate the agreement, they may request a refund of 50% ($100,000) of the development payment received to date. To date we have worked closely with Merial and they have been supportive of our efforts to resolve the development issues surrounding the pregnancy test.

StayBred™

        StayBred™ a complementary technology to the SurBred™ test; is a novel single-chain LH analog for cows. This new hormone analog is believed to induce ovulation and produce a phenomenon that has been shown to reduce the rate of pregnancy loss in cows. Currently, 70% of dairy cows fail to conceive or maintain a viable pregnancy resulting in significant financial and production losses to the dairy StayBred™ LH (luteinizing hormone) analog for cows utilizes our patented “single chain gonadotropin” technology which we believe will offer cost and performance advantages (when manufacturing volumes are achieved) over conventional bovine hormone products available in the worldwide market.

        We are on track to complete the initial proof of concept for StayBred™ using a recombinant form of LH during 2006. We also plan to file with the FDA an INADA and begin the registration process as soon as practical after successful large-scale clinical trials are completed using recombinant single chain bovine LH analog. Once the final formulation has been successfully tested and a mass production process has been decided upon, management may begin to market and test the product in the field on a limited basis via veterinary prescription.

        We believe this drug may create a totally new pregnancy maintenance market for artificially inseminated dairy cows. It is estimated that there are over 20 million artificial insemination attempts in dairy cows in the United States alone. StayBred™ would be an applicable and beneficial product administered to dairy cows after each artificial insemination as a therapeutic treatment to maintain pregnancy. Based upon an assumed average selling price in the range of $12 to $15 per dose, we believe the total annual potential U.S. market for StayBred™ could exceed $200 million. With a modest 20 percent market penetration estimate, this product could generate approximately $40 million in gross revenue annually in the US market alone. We believe there are similar or greater potential markets outside the US. Actual market penetration forecasts would depend on a potential marketing partner’s ability (who would share in the revenues) to penetrate the total market. We plan to enter into discussions and negotiations with major pharmaceutical companies who would have an ability to maximize the market for this product. We expect to conduct expanded clinical trials in the near future. As a recombinant hormone drug, this product will be prescribed and marketed by licensed veterinarians; the ultimate customers will be clients operating commercial dairy herds using timed (synchronized) breeding programs.

        We anticipate the benefits and value of the StayBred™ product, if able to be successfully launched into the dairy industry are summarized as follows:

1.	Percentage of cows maintaining pregnancy may significantly increase by approximately 10 -50%.
2.	Saves the additional cost and manipulation to the animal of repeated reproduction treatments.
3.	Reduces average days a cow is "open" (un-bred), thereby improving overall milk production (days in peak lactation), and milk quality and calf production.
4.	Anticipated cost per application is easily cost justified to the dairy.
5.	The product is easy to administer.
6.	Technology is patented.

        We believe that over time this product can potentially become our largest selling drug (once FDA approved) with a substantial worldwide market potential provided we are able to produce the product in large quantities at an attractive cost.

BovinePure-FSH™

        BovinePure-FSH™ is a novel single-chain FSH analog for cows. It is designed to be used for super-ovulation and embryo transfer in dairy and beef cows throughout the world. This product, currently under development is expected to provide significant benefits including superior product efficacy, purity, consistent bio-activity and potential labor savings for end users, versus conventional “animal-derived” pituitary extract FSH products currently on the market. These benefits are important to users of FSH products currently on the market. Conventional FSH products, all of which are directly harvested from animal origins, have inherent problems with product safety, purity and variability plus require long multiple injection treatments.

        In late 2005 we moved this single-chain FSH analog to process development for commercial scale-up and manufacturing for initial possible sales of the product as a reagent. We have produced gram quantities of the product and characterization and preliminary dose and efficacy testing has begun on this product. Barring technical hurdles, we anticipate we will be able to start selling this product as a specially labeled reagent by late 2006. Due to the significant number of product advantages that we expect BoviPure FSH™ to have over conventional FSH extract products we believe the marketplace may pay a premium price per dose for this new compound. This premium price position is supported by the extra benefits and properties we expect BoviPure FSH™ to deliver including high purity, consistent bioactivity plus potentially significant product administration labor savings.

        We believe the annual estimated market for this product exceeds $20M. As a recombinant hormone drug, this product will be prescribed and marketed by licensed veterinarians, the ultimate customers will be producer clients operating commercial dairy and beef breeding herds. We would expect to market this drug through a larger partner who would share in such revenues.

Equine Reproduction Products

        The equine breeding industry currently lacks any effective method that can precisely control follicular development and ovulation. Extracts containing pituitary derived LH and FSH have been shown to be effective; however, the lack of a reliable commercial product has prevented wide use. Human chorionic gonadotropin (hCG) is also used but horses often develop an immune response to this foreign protein and repeated use can cause it to become ineffective. GnRH-derived products have been shown to be effective in inducing ovulation in the horse. However, the only such approved product for use in the horse, Ovuplant™, has been withdrawn due to non-compliance with specific FDA regulations and has been off the market for the past two years. The equine breeding season, and therefore products sold for use in equine breeding is seasonal, with the breeding season beginning in early spring through mid-summer.

        Equine products we currently are developing are EquiPure-LH™ (single-chain LH analog for horses) and EquiPure FSH™ (single-chain FSH analog for horses). These specialized products are designed to create more effective breeding programs for horses. The ability to influence the timing of when mares are ready to breed, improving the success rate of bred mares and increases in the number of eggs produced and harvested for transplant; are all valuable in equine reproduction.

EquiPure LH™

        EquiPure LH™ is a novel single-chain LH analog for horses. It is designed to induce ovulation in estrous mares thereby providing better overall breeding management and convenience to breeders. We began gaining revenue from this product in late 2005 by selling it as a specially labeled reagent to licensed veterinarians and expect to continue to sell it until it gains final FDA approval. As a recombinant hormone drug, this product will be prescribed and administered by licensed veterinarians; the ultimate customers will be horse owner clients and clients operating breeding farms. Current estimates indicate that the total US equine ovulation market may exceed 700,000 doses consisting of 350,000 mares receiving approximately two doses annually. We would expect to market this drug through a larger partner who would share in such revenues.

EquiPure FSH™

        EquiPure FSH™ is a novel single-chain FSH analog for horses. It is designed to be used for “super-ovulation” and embryo transfer in horses throughout the world. As part of our product development strategy focused on improving animal reproduction, we are in late stage development of this recombinant form of follicle stimulating hormone. We have produced limited quantities of EquiPure FSH™ in our labs for testing purposes and we are now in the process of commercial manufacturing scale-up of this product. This new drug will compete in the market with existing “animal derived” equine FSH products and will offer compelling product safety and efficacy benefits over existing equine FSH drugs sold in the market. This product is anticipated to be a significant advancement in the growing equine embryo transfer market. We expect to begin selling this product as a specially labeled reagent in early 2007. As a recombinant hormone drug, this product will be prescribed and administered by licensed veterinarians; the ultimate customers will be horse owner clients and clients operating breeding farms. We would expect to market this drug through a larger partner who would share in such revenues.

Human Appendicitis Diagnostic Test

        Appendicitis is a common acute surgical problem affecting patients of a wide age range. It is estimated that there are approximately 700,000 cases annually in the United States and approximately 6,000,000 patients enter US emergency rooms annually complaining of abdominal pain. An accurate diagnosis at a sufficiently early stage is a significant factor in achieving a successful patient outcome. An accurate and early diagnosis, however, is expensive and difficult because there is considerable overlap of genuine appendicitis with other clinical conditions. Furthermore, to date there appears to be no individual sign, symptom, test, or procedure capable of providing a reliable indication of appendicitis. Misdiagnosis of appendicitis can lead not only to unnecessary surgery but also to delay of proper therapy for the actual underlying condition. A dilemma for surgeons is minimizing the negative appendectomy surgery rate without increasing the incidence of perforation among patients referred for suspected appendicitis.

        Techniques currently used by emergency room doctors to diagnose millions of patients complaining of stomach and abdominal pain are expensive, time consuming and can have error rates estimated at between 15% and 40%. Currently no known effective appendicitis diagnostic test is available on the market in the United States or internationally. The only other diagnostic product marketed specifically to detect appendicitis was a radiological drug which was designed to be injected into the body and then have the patient X-rayed, this drug was recently pulled from the US market by the FDA.

        Based upon preliminary work we have been performing on the test (patent pending), it shows early promise as an excellent indicator of appendicitis. The project is in an advanced research and development phase as blood and tissue samples are now being harvested and banked. Testing is ongoing to characterize the markers that could be used to assist in the rule out of appendicitis or determine the diagnosis of the condition. Significant additional development and testing over the upcoming months will be required to determine the exact commercial product form that would be brought to market. Prior to any product introduction into the marketplace — assuming successful commercial development can be achieved — significant clinical trials and FDA approval would be required, the successful completion of which cannot be assured. It should be noted that the FDA approval process for a diagnostic test such as this is generally much shorter than for a drug and potentially may be achievable in as little as 12 months.

        Our goal is to create a blood-based test designed to quickly and accurately assist in diagnosing or ruling out appendicitis in humans. We have been working for some time in a productive collaboration with Dr. John Bealer, an experienced pediatric surgeon based in Denver, Colorado, to develop and refine this technology by discovering diagnostic markers through genomic and proteomic screening approaches. Dr. Bealer has been the catalyst in the progress we have made in the development of this technology. Our expertise in diagnostic development helped advance this test to the point where we are excited about the possibility of providing a blood test that cost-effectively and accurately assists emergency room personnel quickly diagnose or rule out appendicitis in patients complaining of abdominal pain.

        Currently this test is expected to be sold into the human emergency room diagnostic market and be used primarily by emergency room physicians and lab personnel worldwide. If successfully developed, we expect our test to be the only blood based screen or rule out test specifically for appendicitis in the worldwide market. We believe that this test would be marketed under an agreement with a large pharmaceutical company, following successful completion and FDA approval. The potential worldwide market for this product is vast. In the United States alone it is estimated that approximately 6,000,000 patients enter US emergency rooms annually complaining of abdominal pain. As a screening or rule out test we anticipate our appendicitis test, if successfully completed could be used to test a large portion of these patients to aid the physician in his or her efforts to more rapidly determine a diagnosis.

Human Diagnostic Antigens

         The world-wide market for human antigens and tumor markers is estimated to approximate several million dollars annually. We believe we currently are the largest supplier in our market, and all of our revenues to date have come from sales of these products. We expect to continue adding products to our diagnostic protein line. Our primary competitor for supply of human pituitary antigens is Dr. Albert Parlow, a professor at UCLA. We do not currently sell our products under contracts. Sales are made generally on open account on a purchase order basis.

        The customers for our human antigen products are the manufacturers of the diagnostic test kits and research facilities and brokers who sell to these same end users. One of our customers, BioRad, accounted for approximately fifty-eight percent (58%) of our business in 2005. In 2004, BioRad accounted for fifty-two percent (52%) of our sales. The loss of BioRad as a customer would have a material adverse effect on this division of our business.

Raw Materials

        Our human antigens are purified from human tissue or fluids. We generally have several sources available for the materials needed, some of which are from international sources. At times we run short of certain raw materials. Accordingly, certain of the materials purchased require longer lead times to be received for processing and production. We do not have supply agreements in place for raw material purchases. There are several suppliers for our raw materials and we believe therefore that we will have reasonable access to raw materials. From time to time, depending upon our purchase orders, one raw material supplier may represent a concentration of our purchases.

        We have cultured cell lines and recombinant material for both human and animal proteins, which can be used for therapeutic applications, when produced in a GMP facility. Ultimately, we expect that this type of production will replace the need for tissue or fluids as a source material, thereby reducing the chance of contamination from possible impurities.

        We have entered into development agreements with an outside contractor, Cardinal Health, for them to determine the most effective methods to produce EquiPure LH™ analog, EquiPure FSH™ analog and BoviPure FSH™. The contractor has determined the best production method to use and produced multiple batches of the recombinant EquiPure LH™ product that we are using for additional field testing and to provide reagent sales. Depending upon among other items, financial constraints, we anticipate entering into additional development agreements with this contractor to assist us in similar product determinations and development for other new recombinant forms of hormones we develop.

INTELLECTUAL PROPERTY

Under the exclusive license agreement with Washington University (St. Louis, MO), we have obtained the property rights to their patent estate consisting of approximately 83 active and inactive patents and patents pending. The term of the agreement is tied to the life of the last patent to expire, which, given the fact that there are a number of patents pending, we expect to be approximately 20 years. We are currently developing and testing products using the Washington University patents rights in the bovine and equine areas and expect to develop products for a number of other species as well.

With respect to SurBred™ (open cow test), we entered into exclusive licensing agreements with the University of Idaho and the University of Wyoming in fall, 2001, for the manufacture, use, sale and distribution of the marker used in the test. We have titled the open cow “SurBred™” and titled the LH product “StayBred™” and have applied for trademark protection. We have also filed patent applications for the open cow test as well as the bovine LH product, to protect the concept and methods of product use. Further, we have been amending Provisional Patent Applications with clinical and field trial results. We plan to continue and expand the patent protection of our products as opportunities present themselves.

During early 2006 our U.S. and international patent applications entitled “Methods and devices for diagnosis of appendicitis” was published by the United States Patent Office and the International Bureau of the World International Patent Organization and we also recently filed a further separate patent application seeking to expand its worldwide position of intellectual property protection associated with this technology.

We have not filed patents for all of our human diagnostic antigens, although we consider our protein purification process proprietary. This purification expertise, knowledge and processes are kept as trade secrets. We have filed for patent applications on a number of our technologies. As a matter of practice we file patents on technology and developments we believe can be suitably protected in this manner.

GENERAL OPERATIONS

BACKLOG AND INVENTORY

Historically, our antigen business has not been seasonal in nature, so we expect demand to remain relatively steady. Some of the products we are working on we expect to be seasonal in nature such as EquiPure LH™ due to the breeding season for horses. Because we produce proteins on demand, we do not maintain a backlog of orders. We believe we have reliable sources of raw materials, do not require significant amounts of raw materials, and can manufacture all of our protein. As a result, we do not expend large amounts of capital to maintain inventory.

PAYMENT TERMS

Other than to support pre-season product sales or certain new product introductions and then no more than terms of 60 days, we do not provide extended payment terms.

REVENUES

The vast majority of our revenues come from domestic customers. Less than 10% of our revenues come from several foreign customers.

EMPLOYEES

We currently have seventeen total employees of which thirteen are full-time employees and four are part-time employees. We also regularly use part-time student interns and we will hire additional personnel, as needed depending upon the implementation and success of our new product lines.

RESEARCH AND DEVELOPMENT

We spent $850,000 on research and development in 2005 and $561,000 in 2004. We expect to spend significantly more over the next few years to develop our new products depending upon available funding, primarily on the recombinant form of bovine and equine proteins and the appendicitis test. We will also continue research and development to improve and add antigens to the open cow test, in order to improve accuracy and thereupon introduce the test.

COMPLIANCE

FDA

The Food and Drug Administration (“FDA”) has regulatory authority over certain of our planned products. Our existing antigen products require no approvals at our level. We do not supply any of these products as therapeutics. Virtually all of these antigens products are the raw materials used as calibrators and controls within our customers’ quality assurance and quality controls departments.

        SurBred™ Open Cow Test — Because the open cow test is for diagnostic use only, it will not be subject to FDA regulation. However, we will make a notification filing with the FDA, which advises the FDA of the expected uses and labeling of the product.

        BoviPure LH (StayBred™) and FSH Drugs — Our current intention is to file an INADA for these two drugs and seek (Veterinary — CVM) FDA approval. During the development and approval phase management believes the Company will be able to sell these drugs on a limited reagent basis for use under a veterinarian’s prescription.

        EquiPure LH and FSH Drugs — Our current intention is to file an INADA for these two drugs and seek (Veterinary — CVM) FDA approval. During the development and approval phase management believes the Company will be able to sell these drugs on a limited reagent basis for use under a veterinarian’s prescription.

        Human Patients — FDA approval is required for therapeutic uses of products. For use on human patients, FDA extensively regulates the testing, manufacturing, labeling, advertising, promotion, export and marketing of therapeutic products. A therapeutic product administered to human patients is regulated as a drug or a biologic drug and requires regulatory approval before it may be commercialized. Prior to any introduction of our Appendicitis rule out diagnostic test into the marketplace — assuming successful commercial development can be achieved — significant clinical trials and FDA approval would be required. It should be noted that the FDA approval process for a diagnostic test such as this is generally much shorter than for a drug and potentially can be achieved in as little as 12 months.

        Product approvals are granted after extensive clinical trials. Any product approvals that are granted remain subject to continual FDA review, and newly discovered or developed safety or efficacy data may result in withdrawal of products from marketing. Moreover, if and when such approval is obtained, the manufacture and marketing of such products remain subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including compliance with current GMP, adverse event reporting requirements and the FDA’s general prohibitions against promoting products for unapproved or “off-label” uses. Manufacturers are subject to inspection and market surveillance by the FDA for compliance with these regulatory requirements. Failure to comply with the requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or withdrawals of regulatory approvals, operating restrictions and criminal prosecutions. Any such enforcement action could have a material adverse effect on our business. Unanticipated changes in existing regulatory requirements or the adoption of new requirements could also have a material adverse effect on our business.

ENVIRONMENTAL PROTECTION

We are subject to various environmental laws pertaining to the disposal of hazardous medical waste. We contract for disposal of our hazardous waste with a licensed disposal facility. We do not expect to incur liabilities related to compliance with environmental laws; however, we cannot make a definitive prediction. The costs we incur in disposal of hazardous waste have not been significant.

OTHER LAWS; SEC REPORTS

We are also subject to other federal, state and local laws, pertaining to matters such as safe working conditions and fire hazard control. We are required to file reports with the Securities and Exchange Commission. We do not send an annual report to shareholders since our annual report, as well as all other filings we make with the SEC, are available on our web site (www.aspenbioinc.com) as well as the SEC web site (www.sec.gov). The public may read and copy any materials we file with the SEC at the SEC’s Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330.

MANAGEMENT’S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Comparative Results for the Six-Month Periods Ended June 30, 2006 and 2005

Sales for the six months ended June 30, 2006 totaled $348,000, which is a $110,000 or 24% decrease from the 2005 period. This decrease was primarily the result of an approximate $195,000 decrease in antigen sales. Sales of a new analog product for animal reproduction generated new sales in the period. The change in sales is primarily attributable to the timing of existing customers’ order placement. It is not unusual for the orders from our customers to vary by quarter depending upon the customers’ sales and production needs. At June 30, 2006, the Company had outstanding customer open orders totaling approximately $63,500, of which one customer represented 97%. These orders will be recorded in sales as the products are produced and shipped. A $50,000 non-refundable exclusive negotiation fee was received during the six months ended June 30, 2006, from a prospective licensee for product right negotiations.

Cost of sales for the six months ended June 30, 2006 totaled $170,000; a $121,000 or 42% decrease as compared to the 2005 period. As a percentage of sales, gross margin improved to 51.3% in the 2006 period as compared to 36.5% in the 2005 period. The improvement in the gross margin percent was primarily attributable to the change in the product mix during the period, with sales of the new analog product resulting in lower product costs than the traditional antigen business. Cost of sales overall was impacted from higher overhead costs primarily additional production personnel being incurred net of the impact the lower sales levels had on cost of sales.

Selling, general and administrative expenses in the six months ended June 30, 2006, totaled $936,000, which is a $370,000 or 65% increase as compared to the 2005 period. The increase relates primarily to approximately $110,000 increased legal fees associated with the now resolved Hurst litigation, approximately $35,000 in higher personnel costs due to the hiring of additional personnel and higher wages and increases in general overhead expenses associated with expanded activities and volume. Employee and consultant non-cash equity compensation increased $103,000 during the period and relates primarily to the estimated value of options and warrants granted to advisors and consultants, calculated based upon the Black-Scholes method. The amortization of the value of investor relations consulting services represented an increased expense of $73,000 in the 2006 period as compared to the 2005 comparable period. The Company changed to a new investor relations firm subsequent to June 30, 2005.

Research and development expenses in the 2006 period totaled $612,000, which is a $311,000 or 104% increase as compared to the 2005 period. The change is due primarily to additional costs of approximately $225,000 incurred on direct costs for product development, primarily being incurred for outsourced contract consulting and development services combined with an additional $72,000 increase in additional scientific personnel costs.

Interest expense for the six months ended June 30, 2006, increased to $125,000 or $5,000 more as compared to the 2005 period. The increase was primarily due to higher average interest rates on fluctuating interest rate notes, net of lower debt levels in the 2006 period as compared to the 2005 comparable period. Due to the increase in cash in the 2006 period, interest income of approximately $43,000 was earned in 2006.

No income tax benefit was recorded on the loss for the six months ended June 30, 2006, as management was unable to determine that it was more likely than not that such benefit would be realized.

Comparative Results for the Three-Month Periods Ended June 30, 2006 and 2005

Sales for the three months ended June 30, 2006 totaled $112,000, which is a $195,000 or 64% decrease from the 2005 period. This decrease was the result of a decrease in antigen sales. The change in sales is primarily attributable to the timing of existing customers’ order placement. It is not unusual for the orders from our customers to vary by quarter depending upon the customers’ sales and production needs.

Cost of sales for the three months ended June 30, 2006 totaled $57,000; a $130,000 or 70% decrease as compared to the 2005 period. As a percentage of sales, gross margin improved to 49.4% in the 2006 period as compared to 39.2% in the 2005 period. The improvement in the gross margin percent was primarily attributable to the change in the product mix during the period, with sales of the new analog product resulting in lower product costs than the traditional antigen business. Cost of sales overall was impacted from higher overhead costs primarily additional production personnel being incurred net of the impact the lower sales levels had on cost of sales.

Selling, general and administrative expenses in the three months ended June 30, 2006, totaled $466,000, which is a $181,000 or 63% increase as compared to the 2005 period. The increase relates primarily to approximately $17,000 increased legal fees associated with the now resolved Hurst litigation, approximately $19,000 in higher personnel costs due to the hiring of additional personnel and higher wages and increases in general overhead expenses associated with expanded activities and volume. Employee, advisor and consultant non-cash equity compensation increased $103,000 during the period and relates primarily to the estimated value of options and warrants granted to advisors and consultants, calculated based upon the Black-Scholes method. The amortization of the value of the investor relations consulting contract represented an increased expense of $68,000 in the 2006 period as compared to the 2005 comparable period.

Research and development expenses in the 2006 period totaled $301,000, which is a $132,000 or 78% increase as compared to the 2005 period. The change is due primarily to increased costs of approximately $67,000 incurred on direct costs for product development, primarily being incurred for outsourced contract consulting and development services and a $42,000 increase in additional scientific personnel costs.

Interest expense for the three months ended June 30, 2006, increased to $62,000 or $6,000 more as compared to the 2005 period. The increase was primarily due to higher average interest rates on fluctuating interest rate notes, net of lower debt levels in the 2006 period as compared to the 2005 comparable period. Due to the increase in cash in the 2006 period, interest income of approximately $24,000 was earned in 2006.

Comparative Results for the years ended December 31, 2005 and 2004

Sales for the year ended December 31, 2005 totaled $860,000, which is a $56,000 or 7% increase from the year ended December 31, 2004. Sales vary due to timing of customers’ order placement. It is not unusual for the orders from our customers to vary by quarter depending upon the customers’ sales and production needs. At December 31, 2005, we had received customer orders totaling approximately $198,000, of which one customer represented 65%. These open orders are not included in the sales for the twelve months ended December 31, 2005, but will be produced and shipped in 2006.

Cost of sales for the year ended December 31, 2005 totaled $509,000, a $33,000 or 6.9% increase as compared to the 2004 period. The change in cost of sales resulted from increased expenses incurred as a result of additional personnel being added and an increase in raw materials. Gross profit percentage increased to 40.9% in the year ended December 31, 2005, as compared to 40.8 % in the 2004 period. The change is attributable to the increased margin on the sale of the Company’s newest product the Recombinant Equine LH (Luteinizing Hormone).

Selling, general and administrative expenses in the year ended December 31, 2005, totaled $1,385,000, which is a $272,000 or 24.4% increase as compared to the 2004 period. The increase is primarily attributable to a combination of additional personnel on staff, higher operating expenses in our new facility and costs of contracts and capital raised. Included in this figure is the cost for legal services, which increased $60,000, or 48%, in 2005 primarily due to litigation involving our former President, Roger Hurst. During 2005 operating expenses included $19,000 in amortization expenses relating to a one-year consulting contract which was signed in January 2004 and was fully amortized in January 2005. The corresponding 2004 amortization expense was $426,000.

Research and development expenses in the year ended December 31, 2005 totaled $850,000, which is a $289,000 or 51.5% increase as compared to the 2004 period. The increase is due primarily to an increase in outsourced contract development services. Costs were primarily attributable to current technologies being developed, which include the bovine pregnancy tests as well as equine and bovine pregnancy enhancement products.

Interest expense for the year ended December 31, 2005, decreased to $255,000 or $69,000 less as compared to the $323,000 for the 2004 year. The decrease was primarily due to lower debt levels following the equity offerings that were closed in 2005, providing additional working capital.

No income tax benefit was recorded on the loss for the year ended December 31, 2005, as management of the Company was unable to determine that it was more likely than not that such benefit would be realized. At December 31, 2005, the Company had a net operating loss for income tax purposes of approximately $6,800,000, expiring through 2025.

LIQUIDITY AND CAPITAL RESOURCES

Comparative Results for the Six-Month Periods Ended June 30, 2006 and 2005

The Company reported a net loss of $1,401,000 during the six months ended June 30, 2006, which included $307,000 in non cash expenses relating to depreciation and amortization and stock based compensation. At June 30, 2006, the Company had working capital of $2,994,000. Management believes that its current working capital position is sufficient to continue with the technology development activities and support the current level of operations for the near term. Management plans to also continue to fulfill the requirements under the global development and distribution agreement signed in March 2003 with Merial, to accomplish the milestones and successful completion of the open cow test and to potentially receive additional development payments. The completion of this test has been delayed from the timeline originally agreed to under the distribution agreement and the Company is attempting to achieve its requirements in the next few months under the agreement. Due to delays in producing a test, the Company expects the contract to be renegotiated when and if the product is successfully completed. The Company is also focused on generating increased product sales from its base antigen business as well as sales from products currently in late stage development. With the increased working capital, the Company’s plans include maintaining accelerated key product development as well as keeping adequate inventory on hand. With this strategy, the Company hopes to realize value from its key development products and also to avoid delays previously experienced in its ability to fill orders with the antigen business.

Capital expenditures, primarily for production, laboratory and facility improvement costs for the remainder of the calendar year ending December 31, 2006, are anticipated to total approximately $20,000-60,000.

AspenBio Pharma anticipates that spending for research and development for the balance of the calendar year ending December 31, 2006, will continue at an equal or possibly somewhat accelerated pace to those for the three months ended June 30, 2006. The primary expenditures will be to continue to fund development costs in support of the current pipeline products in development as well as to file patents and revise and update previous filings on our technologies. The principal products consist of the open cow test as well as equine and bovine pregnancy enhancement drug products and the appendicitis test. In the future the Company may also consider acquisitions of development technologies or products, should opportunities arise that the Company believes fit the Company’s business strategy and would be appropriate from a capital standpoint.

The Company has a twenty-year permanent mortgage facility on its land and building with a balloon maturity date of July 2013. The mortgage is held by a commercial bank and includes a portion guaranteed by the U. S. Small Business Administration. The loan is collateralized by the real property and is also personally guaranteed by Roger Hurst (“Hurst”), a stockholder of the Company. The average approximate interest rate is 6.5% and the loan requires monthly payments of approximately $23,700.

The Company has a 6% note payable to Hurst under a note totaling approximately $566,000, at June 30, 2006. In connection with the settlement and termination of the litigation with Hurst, the Company made an advance $100,000 payment of principal in April 2006 on the note payable to Hurst. Total monthly payments of $10,000, including interest are being made to him with the then remaining balance due in June 2008.

In September 2005 the Company terminated the employment of Hurst as well as the employment of two other employees in the antigen division. Hurst currently holds approximately 10% of our outstanding common stock and is a significant creditor and guarantor on certain company debt. On September 14, 2005, the Company filed suit in District Court, Douglas County, State of Colorado against Hurst and the two former employees of the Company. The Company’s claims against Hurst were based upon alleged breaches of confidentiality and non-compete provisions of contracts between the Company and Hurst. The Complaint, also sought temporary and permanent injunctive relief, seeks damages for breaches of fiduciary duty, violations of Colorado Uniform Trade Secrets Act, conspiracy, and intentional interference with the Company’s business relationships. On October 4, 2005, Hurst filed an Answer and Counterclaims against the Company. The Counterclaims contend, among other things, that the Company terminated Hurst without cause and has therefore breached an employment agreement with Hurst.

On April 17, 2006, Hurst and Diane Newman (“Newman”) entered into a Settlement Agreement and Release (“Agreement”) and a Stipulated Permanent Injunction and Order (“Injunction”) with AspenBio Pharma to settle the litigation between the parties. The Agreement resolves the issues among the parties providing that: (i) the litigation was dismissed; (ii) the parties mutually released each other; (iii) the parties pay their own costs and expenses; and (iv) the Company agreed to make an advance $100,000 payment of principal on the approximate $687,000 note payable, due June 2008, to Hurst, leaving a then remaining balance due of approximately $587,000. The debt guaranties made by Hurst remain in place, and the Hurst employment agreement remains terminated, by virtue of the general release under the Agreement.

The Injunction provides a five year prohibition against Hurst and \ or Newman disclosing, conducting any research, engaging in, participating, or promoting any business which relates to the design, process, procedure, formula, confidential business, or financial information, confidential listing of names, addresses, or telephone numbers relating to certain products and also provides a three year prohibition against them for all other business and products of AspenBio Pharma.

During the six months ending June 30, 2006, we received cash proceeds of approximately $2,466,000 from the sale of common shares and the exercise of options and warrants. We completed a private offering of 1,585,714 common shares generating $2,220,000. No fees were paid for the offering and the purpose of the private placement was to raise funds for working capital, new product development and general corporate purposes. The holders of 223,180 warrants and options also have exercised their holdings to generate cash proceeds of approximately $246,000.

On October 3, 2005, we entered into an agreement with Cardinal Health PTS, LLC, by and through its Gala Biotech business unit (“Cardinal Health”) for the development \ manufacture of initial batches of our EquiPure LH™ product for the FDA approval process. The ultimate goal of this development process is to establish current good manufacturing practices (“cGMP”) manufacturing methods required for those products in which we are seeking FDA approval. This means that our contract manufacturing partner requires full cGMP facility validation by FDA. Currently Cardinal Health does not meet full cGMP requirements and our agreement for cGMP manufacture of EquiPure LH has been cancelled. We are in late discussions with other potential manufacturers who do meet full cGMP requirements, are capable of large-scale manufacturing batches of our recombinant drugs and can economically manufacture them to produce materials at an acceptable cost. Current discussions with leading candidates indicate that we can anticipate cGMP manufacturing costs in line with what we were being charged by Cardinal Health from the leading candidate companies we are currently negotiating with. We expect to have an agreement for final cGMP manufacturing sometime during the fall of 2006.

On October 23, 2005, we entered into an agreement with Cardinal Health for the development \ manufacture of initial non-cGMP batches of our BoviPure FSH™ product.

We expect to continue to incur cash losses from operations for the near-term. While anticipated increases in revenues will provide limited additional cash flow from such sales margins, additional expenses for contract services in product development will more than offset these amounts. Our plans to bridge such cash shortfalls include the following:

1.	Obtain additional funding.

2.	Explore revenue opportunities from licensing, partnering or limited research product sales of one or more of the new drugs under development.

3.	Continue to refine and develop the bovine early pregnancy test to achieve the milestones as anticipated to be required under the Merial agreement and reach a "re-start" agreement of the dates with Merial on that agreement, to provide the Company with milestone payments.

         Operating Activities

Net cash consumed by operating activities was $1,401,000 during the six months ended June 30, 2006. Cash was consumed by the loss of $1,401,000 less non-cash expenses of $307,000 for depreciation and amortization, and stock and options issued for services. A decrease in accounts receivable of approximately $170,000 from December 31, 2005 as compared to June 30, 2006 provided cash. Increases in inventory of $218,000 to support new product sales and anticipated revenue increases consumed cash. A decrease in accounts payable and accrued liabilities of $273,000 also consumed cash, as certain year end liabilities were paid.

Net cash consumed by operating activities was $513,000 during the six months ended June 30, 2005. Cash was consumed by the loss of $820,000, less non-cash expenses of $202,000 for depreciation and amortization and stock and options issued for services, including $18,000 associated with the completion of the amortization of the consulting agreement signed in January 2004. A decrease in accounts receivable of approximately $130,000 from lower sales levels in June 2005 as compared to December 2004 provided cash. This was partially offset by a net decrease in accounts payable and accrued liabilities of $72,000 during the period that consumed cash.

         Investing Activities

Net cash outflows from investing activities consumed $67,000 during the 2006 period. The outflow was attributable to purchases of property and equipment of $26,000 and payments of $41,000 for patents and trademark application costs.

Net cash outflows from investing activities consumed $89,000 during the 2005 period. The outflow was attributable to purchases of property and equipment of $41,000 and payments of $48,000 for patents and trademark application costs.

         Financing Activities

Net cash inflows from financing activities generated $2,280,000 during the 2006 period. Proceeds of $2,466,000 from the sale of common shares and the exercise of common stock options and warrants were received, net of $186,000 for repayments under debt agreements, including the $100,000 prepayment made under the resolution of the Hurst litigation.

Net cash inflows from financing activities generated $3,227,000 during the 2005 period relating to net proceeds from the sale of common stock and warrants under a private placement offering, totaled $3,302,000 net of $75,000 for repayments under debt agreements.

Comparative Results for the years ended December 31, 2005 and 2004

At December 31, 2005, we had working capital of $1,890,000, and a cash balance of $1,981,000. We reported a net loss of $2,114,000 during the year ended December 31, 2005, which included non-cash depreciation and amortization expense of $250,000 and a charge of $214,000 for common stock and options issued for services. We believe that our current working capital position is sufficient to continue with the technology development activities and support the current level of operations for the near term. We plan to also continue to fulfill the requirements under the global development and distribution agreement signed in March 2003 with Merial, to accomplish the milestones and successful completion of the open cow test to receive additional development payments of up to $1,700,000. The completion of this test has been delayed from the timeline originally agreed to under the distribution agreement and we are attempting to achieve its requirements in the next few months under the agreement. Due to delays in producing a test, we expect the contract to be renegotiated, when and if, the product is successfully completed. We are also focused on generating increased product sales from its base antigen business as well as sales from products currently in late stage development. Now that we have improved working capital balances, we plan to keep adequate inventory on hand to attempt to avoid delays previously experienced in our ability to fill orders for the antigen business.

Capital expenditures, primarily for production, laboratory and facility improvement costs for the fiscal year ending December 31, 2006, are anticipated to total approximately $30,000 to $60,000.

We anticipate that spending for research and development for the fiscal year ending December 31, 2006, will increase appreciably as development of our primary drug products accelerates. The primary expenditures will be to continue to fund development costs in support of the current pipeline products in development as well as to file patents and revise and update previous filings on our technologies. The principal products consist of the open cow test as well as equine and bovine pregnancy enhancement drug products and the appendicitis test. We may also consider acquisitions of development technologies or products, should opportunities arise that we believe fit our business strategy and would be appropriate from a capital standpoint.

During November 2005 the Board of Directors reviewed the status of certain employee benefits and concluded in light of recent changes that had occurred at the Company and as a means of rewarding individuals for their efforts and accomplishments, it was in the best interests of the Company to accelerate the vesting of the remaining unvested employee and director options to have them be 100% vested as of the November 3, 2005 meeting of the Directors. The accelerated vesting affected options with respect to approximately 411,000 shares of the Company’s common stock. Had the option vesting not been accelerated in 2005, the Company would have reported additional noncash expense of approximately $285,000 in 2006, $100,000 in 2007 and $3,000 in 2008.

OPERATING ACTIVITIES

Net cash consumed by operating activities was $1,610,000 during the year ended December 31, 2005. Cash was consumed by the loss of $2,114,000, less non-cash expenses of $464,000 for stock and options issued for services and depreciation and amortization, including $19,000 associated with the amortization of the consulting agreement signed in January 2004. Higher operating expenses generally accounted for the majority of the loss increase. An increase in accounts receivable of $69,000, net of increases of $181,000 in inventories and a net increase of $34,000 in prepaid expenses and other current assets. Additionally, there was a net increase of $323,000 in accounts payable and accruals.

Net cash consumed by operating activities was $1,372,000 during the year ended December 31, 2004. Cash was consumed by the loss of $2,092,000, less non-cash expenses of $747,000 for stock and options issued for services and depreciation and amortization, including $426,000 associated with the amortization of the consulting agreement signed in January 2004. Higher operating expenses generally accounted for the majority of the loss increase. An increase in accounts receivable of $175,000, net of decreases of $58,000 in inventories and a net increase of $77,000 in accounts payable and accruals during the year also consumed cash.

INVESTING ACTIVITIES

Net cash outflows from investing activities consumed $198,000 during the year ended December 31, 2005. The outflow was attributable to purchases of property and equipment and intangibles.

Net cash outflows from investing activities consumed $138,000 during the year ended December 31, 2004. The outflow was primarily attributable to purchases of property and equipment and intangibles.

FINANCING ACTIVITIES

Net cash inflows from financing activities generated $3,211,000 during the year ended December 31, 2005. The Company received net proceeds of $3,362,000 from the sale of common stock during 2005. During 2005, the Company repaid $151,000 under its debt agreements.

Net cash inflows from financing activities generated $1,941,000 during the year ended December 31, 2004. The Company received net proceeds of $2,564,000 from the sale of common stock during 2004. During 2004, the Company received $63,000 from the proceeds of debt and repaid $687,000 under its debt agreements.

CRITICAL ACCOUNTING POLICIES

The Company’s financial position, results of operations and cash flows are impacted by the accounting policies the Company has adopted. In order to get a full understanding of the Company’s financial statements, one must have a clear understanding of the accounting policies employed. A summary of the Company’s critical accounting policies follows:

        Accounts Receivable: Accounts receivable balances are stated net of allowances for doubtful accounts. The Company records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for doubtful accounts, the Company takes into consideration such factors as its day-to-day knowledge of the financial position of specific clients, the industry and size of its clients. A financial decline of any one of the Company’s large clients could have an adverse and material effect on the collectibility of receivables and thus the adequacy of the allowance for doubtful accounts. Increases in the allowance for doubtful accounts are recorded as charges to bad debt expense and are reflected in other operating expenses in the Company’s statements of operations. Write-offs of uncollectible accounts are charged against the allowance for doubtful accounts.

        Inventories: The Company’s inventory is a significant component of current assets and is stated at the lower of cost or market. The Company regularly reviews inventory quantities on hand and records provisions for excess or obsolete inventory based primarily on its estimated forecast of product demand, market conditions, production requirements and technological developments. Significant or unanticipated changes to the Company’s forecasts of these items, either adverse or positive, could impact the amount and timing of any additional provisions for excess or obsolete inventory that may be required.

        Long-Lived Assets: The Company records property and equipment at cost. Depreciation of the assets is recorded on the straight-line basis over the estimated useful lives of the assets. Dispositions of property and equipment are recorded in the period of disposition and any resulting gains or losses are charged to income or expense when the disposal occurs. The carrying value of the Company’s long-lived assets is periodically reviewed to determine that such carrying amounts are not in excess of estimated market value. Goodwill is reviewed annually for impairment by comparing the carrying value to the present value of its expected cash flows or future value. For the years ended December 31, 2005 and 2004, the required annual testing resulted in no impairment charge.

        Revenue Recognition: The Company’s revenues are recognized when products are shipped or delivered to unaffiliated customers. The Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition” provides guidance on the application of generally accepted accounting principles to select revenue recognition issues. The Company has concluded that its revenue recognition policy is appropriate and in accordance with SAB No. 101. Revenue is recognized under development and distribution agreements only after the following criteria are met: (i) there exists adequate evidence of the transactions; (ii) delivery of goods has occurred or services have been rendered; and (iii) the price is not contingent on future activity and collectibility is reasonably assured.

        Stock-Based Compensation: SFAS No. 123, Accounting for Stock-Based Compensation, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. For periods prior to January 1, 2006, the Company has chosen to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, employee compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

        Transactions in which the Company issues stock-based compensation for goods or services received from non-employees are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is the more reliably measurable. The Company often utilizes pricing models in determining the fair values of options and warrants issued as stock-based compensations to non-employees. These pricing models utilize the market price of the Company’s common stock and the exercise price of the option or warrant, as well as time value and volatility factors underlying the positions.

        In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows”. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires all share-based payments to employees, including grants of employee stock options, to be recognized as additional compensation expense in the financial statements based on the calculated fair value of the awards. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation costs to be reported as a financing cash flow. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. We adopted this statement effective for our fiscal year beginning January 1, 2006.  We have described the impact of adopting SFAS 123R in our unaudited condensed financial statements for the six month period ended June 30, 2006, in Note 5, Stock-Based Compensation.

        In October 2005, the FASB issued FASB Staff Position (“FSP”) 123R-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R) (“FSP 123R-2”)". FSP 123R-2 provides companies with a “practical accommodation” when determining the grant date of an award that is subject to the accounting provisions in SFAS 123R. Specifically, assuming a company meets all of the other criteria in the definition of grant date in SFAS 123R, a mutual understanding (between the company and the recipient) of the key terms and conditions of an award is presumed to exist at the date the award is approved (in accordance with the company’s normal corporate governance policy) if (1) the award is unilateral grant meaning that the recipient does not have the ability to negotiate the key terms and conditions of the award, and (2) the key terms and conditions of the award are expected to be communicated to the recipient within a relatively short period of time (as defined in the FSP 123R-2) after the grant was approved. This FSP was effective upon initial adoption of SFAS 123-R on December 1, 2005.

        In November 2005, the FASB issued FSP 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (“FSP 123R-3”). FSP 123R-3 provides a practical exception when a company transitions to the accounting requirements in SFAS 123R. SFAS 123R requires a company to calculate the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to adopting SFAS 123R (“APIC Pool”), assuming the company had been following the recognition provisions prescribed by SFAS 123. The FASB learned that several companies do not have the necessary historical information to calculate the APIC pool as envisioned by SFAS 123R and accordingly, the FASB decided to allow a practical exception as documented in FSP 123R-3. This FSP was effective on its issuance date.

Recently Issued Accounting Pronouncements

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements (“SFAS 154”) . SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe that the adoption of SFAS 154 will have a material effect on its financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

We maintain our administrative office, laboratory and production operations in a 40,000 square foot building in Castle Rock, Colorado, which was constructed for us in 2003. We presently do not plan any renovation, improvements, or development of this property, although we are attempting to lease approximately 17,000 square feet of the facility that we currently do not use. That could require us to incur certain tenant improvement expenses.

We own the property subject to a mortgage with an outstanding balance of approximately $3,073,000 at June 30, 2006, payable in monthly installments of approximately $23,700 and bearing interest at an approximate average rate of 6.5%. The Company maintains adequate insurance coverage on the property.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 12, 2003, we made a consolidated promissory note maturing on June 12, 2008, of all amounts due to Mr. Roger D. Hurst (“Hurst”) totaling $958,651, at that time. This note, as amended provided for a pre-payment of $200,000 under certain conditions, which were achieved and paid in August 2004. In connection with the settlement of litigation against Hurst, the Company for its part agreed to make a $100,000 principal prepayment that was paid in April 2006. As of June 30, 2006 the note had a total balance outstanding of approximately $566,000, and is payable in monthly payments of $10,000, including principal and interest, until the then remaining balance is due in June 2008.

We had a line of credit of up to $150,000 which expired in April 2005, which was also guaranteed by Mr. Hurst.

In July 2004, Roger Hurst contributed 1,896,757 shares of common stock back to the Company for no consideration pursuant to an agreement executed in April 2004, relating to the Company raising a minimum of $1,000,000 in equity financing, which it achieved.

To accommodate our growth, we purchased land in Castle Rock, Colorado, in 2002 and constructed our new facility which opened in 2003. In order to facilitate the purchase, Mr. Hurst has loaned to us $625,000 and we have made a promissory note to Mr. Hurst in that amount which was payable, with interest at 8% per annum on May 5, 2004. This obligation was consolidated with the June 12, 2003 note.

In December 2005, AspenBio Pharma entered into a one year sales agreement with a Colorado based sales organization to promote certain of the Company’s veterinary products. The Company agreed to pay the organization a sales commission of 20% of specified sales per month. The sales organization is affiliated with the Company’s President. For the month of December 2005 and during the six months ended June 30, 2006, sales commissions payable to the sales organization totaled approximately $8,000 and $17,400, respectively.

MARKET FOR THE REGISTRANT’S COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Our common stock is traded on the over-the-counter bulletin board system operated by NASDAQ under the symbol “APNB.OB. The following table sets forth, for the periods indicated, the high and low closing prices of our shares, as reported by Prophet.net. These quotations reflect the inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transaction.

Quarter Ended	High	Low
March 31, 2006 June 30, 2006 March 31, 2005 June 30, 2005 September 30, 2005 December 31, 2005 March 31, 2004 June 30, 2004 September 30, 2004 December 31, 2004	$1.93 $1.85 $0.85 $0.95 $0.86 $1.09 $1.70 $1.60 $1.25 $0.95	$0.95 $1.33 $0.51 $0.63 $0.63 $0.60 $1.07 $1.20 $0.64 $0.45

As of August 31, 2006 we had approximately 1,080 holders of record (excluding an indeterminable number of shareholders whose shares are held in street or “nominee” name) of our common stock.

During the last two fiscal years we have not paid any dividend on any class of equity securities. We anticipate that for the foreseeable future all earnings will be retained for use in our business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the Common Stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

The closing bid price of our Common Stock on August 31, 2006 was $1.65 per share.

EXECUTIVE COMPENSATION

Compensation and other Benefits of Executive Officers

The following table sets out the compensation received for the fiscal years ended December 31, 2005, 2004 and 2003 in respect to each of the individuals who were the Company’s chief executive officer at any time during the last fiscal year and the Company’s four most highly compensated executive officers whose total salary and bonus exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	FISCAL YEAR COMPENSATION					LONG TERM COMPENSATION
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation	Securities under Option/SARs Granted #	Restricted Shares or Restricted Share Units	LTIP Payouts ($)	All other Compen- sation ($)
Richard G. Donnelly,	2005	$137,500	$72,000	0	600,000	0	0	0
Chief Executive Officer
and Director (1)
	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Roger D. Hurst,
Former -Chief	2005	67,436	0	0	0	0	0	0
Executive Officer,
Secretary and
Director (2)
	2004	88,833	0	0	0	0	0	0
	2003	64,500	0	0	0	0	0	0

(1)	In January 2005 Mr. Donnelly joined the Company as President, Chief Executive Officer and was elected to the Company's board. During 2005 he was awarded stock options to acquire 500,000 shares at $0.60 and 100,000 shares at $0.96 per share. During December 2005 the board also granted him 75,000 restricted common shares, valued at that time at $0.96 per share, for a total bonus award of $72,000. During 2005 Mr. Donnelly was also provided temporary living accommodations near the plant at a total cost of approximately $12,200 and coverage under the Company's group medical plan at a total cost of approximately $9,000. In 2006 Mr. Donnelly's annual compensation rate was adjusted to $200,000.
(2)	Mr. Hurst resigned as an officer and director in December 2004. In September 2005 the Company's Board of Directors terminated his employment agreement, for cause, as provided in the agreement.
(3)	For the months of December 2004 and January 2005, in addition to his duties as Chief Financial Officer, Jeffrey McGonegal also served as President. Mr. McGonegal's annual compensation rate is $60,000. In April 2006 Mr. McGonegal's annual compensation rate was adjusted to $100,000.

Agreements with Management

We entered into an employment agreement with Richard G. Donnelly, initially providing annual compensation of $150,000. Mr. Donnelly’s compensation was increased to $200,000 per year effective January 2006. The agreement provides for use of his services to the Company for a minimum of one year and automatically renews at the end of each year unless terminated by either party.

Option Grants To Officers

During January 2005, Mr. Donnelly was granted 500,000 stock options, exercisable for ten years at $.60 per share. On December 23, 2005, we issued options to Richard Donnelly to purchase 100,000 shares of stock at $.96 per share 100% vested upon the grant date. These 600,000 options represented 41% of the total options granted to employees in 2005. At the dates of grant, the present values of these options have been estimated to total approximately $375,000. On July 14, 2006, we issued options to Richard Donnelly to purchase 100,000 shares of stock at $1.40 per share. During 2004 none of our named executive officers held any options to purchase our common stock.

Aggregated Option/SAR Exercised in Last Financial Year and Fiscal Year-End Option/SAR Values

The following table shows option exercises by the named executive officers during the fiscal year ended December 31, 2005 and the number and value of unexercised options at December 31, 2005.

Name	Number of Shares Under- lying Options Exercised (#)	Value Realized $	Number of Unexercised Options At Year End (#) Exercisable/ Unexercised	Value of In-the-Money Options at Year End ($) Exercisable/ Unexercisable (1)

Richard G. Donnelly	—	$—	600,000 / 0	$204,000 / $0
Roger D. Hurst	—	$—	0 / 0	$0 / $0

(1)	Based on the price of the common stock of $ 1.00 on December 30, 2005 as reported by OTC BB.

Compensation of Directors

Other than Gregory Pusey, our directors do not currently receive any cash compensation from us for their services as members of the Board of Directors. Mr. Pusey, the Company’s active Chairman of the Board is paid $60,000 per year for his services, which commenced September of 2003. In April 2006 the annual compensation rate to Mr. Pusey was increased to $100,000. In March 2005, we issued options to Greg Pusey to purchase 250,000 shares, Doug Hepler was issued 50,000 options and David Welch was issued 50,000 options, all exercisable at $0.80 per share for a ten year term. Gail Schoettler was issued options to purchase 50,000 shares of our common stock at $0.85 per share in March 2005, and an additional 100,000 options granted in December 2005 exercisable at $0.96, also exercisable for ten year terms. In January 2005, we issued options to Richard Donnelly to purchase 500,000 shares at $.60 per share with a ten-year term. All of the options that had been previously granted to Directors, under the Company’s plan were 100% vested in December 2005. On December 23, 2005, we issued options to Richard Donnelly to purchase 100,000 shares of stock at $.96 per share 100% vested upon the grant date. On April 17, 2006, we issued options to Gail Schoettler to purchase 50,000 shares, Doug Hepler was issued 50,000 options and David Welch was issued 50,000 options, all exercisable at $1.60 per share for a ten year term. On July 14, 2006, we issued options to Richard Donnelly to purchase 100,000 shares of stock at $1.40 per share.

Benefit Plans:

2002 Stock Incentive Plan

In April 2002, we adopted our 2002 Stock Incentive Plan. The purpose of the plan is to promote our interests and the interests of our shareholders by providing participants a significant stake in our performance and providing an opportunity for the participants to increase their holdings of our common stock. The plan is administered by the Option Committee, which consists of the Board or a committee of the Board, as the Board may from time to time designate, composed of not less than two members of the Board, each of who shall be a director who is not employed by us. The Option Committee has the authority to select employees and consultants (which may include directors) to receive awards, to determine the number of shares of common stock covered by awards and to set the terms and conditions of awards. The plan, as amended authorizes the grant of options to purchase up to 3,500,000 shares of our common stock. We currently have outstanding options to purchase 3,160,000 shares. The options are exercisable at prices ranging from $.61 to $1.60 per share for a term of ten years. In addition to stock options, we may also offer a participant a right to purchase shares of common stock subject to such restrictions and conditions as the Option Committee may determine at the time of grant. Such conditions may include continued services to us or the achievement of specified performance goals or objectives. No common stock has been issued pursuant to the plan. On November 30, 2005 the Company granted 260,000 options to employees. These options were 100% vested and are exercisable at $.70 per share for a ten year term. On April 17, 2006 the Company granted 95,000 options to employees. These options vest over one to three years periods and are exercisable at $1.60 per share for a ten year term. During July 2006, 160,000 stock options were issued to employees exercisable at $1.40 per share vesting over a 6-12 month period and expiring in ten years.

Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued upon the exercise of options under the 2002 Stock Option Plan as of December 31, 2005.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))	(d) Total of Securities Reflected in Columns (a) and (c)

Equity Compensation Plans
Approved by Stockholders	2,940,000	$.85	560,000	3,500,000

Equity Compensation Plans
Not Approved by
Stockholders	—	$.00	—	—

TOTAL	2,940,000	$.85	560,000	3,500,000

LEGAL MATTERS

Legal matters in connection with the shares of common stock being offered for resale hereby have been passed on for the Company by the law firm of Burns, Figa & Will, P.C., Greenwood Village, Colorado.

EXPERTS

The audited financial statements as of December 31, 2005 and for each of the years in the two-year period then ended of AspenBio Pharma, Inc. included herein and elsewhere in this Prospectus and Registration Statement have been audited by GHP Horwath, P.C., independent registered public accounting firm, to the extent set forth in their report (which expresses an unqualified opinion) appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

CHANGES IN ACCOUNTANTS

There has been no change in our auditors during the past two fiscal years.

ADDITIONAL INFORMATION

The Company has filed with the Commission, a registration statement (together with all amendments thereto, the “Registration Statement”) under the 1933 Act with respect to the securities offered hereby. This prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith, which may be inspected without charge at the principal office of the Commission, 100 F Street N.E., Washington, D.C. 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement.

The Company is subject to the reporting and other informational requirements of the 1934 Act and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements and other information, once filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 100 F Street N.E, Washington, D.C. 20549, and at the Commission’s regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 233 Broadway, New York, New York 10279. Information on the operations of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http:/www.sec.gov.

The Company intends to furnish annual reports to stockholders containing audited financial statements and will also make available quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

AspenBio Pharma, Inc.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
AspenBio Pharma, Inc.

We have audited the accompanying balance sheet of AspenBio Pharma, Inc. (formerly AspenBio, Inc.), (“the Company”) as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AspenBio Pharma, Inc. as of December 31, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

GHP HORWATH, P.C.

/s/ GHP Horwath, P.C.

Denver, Colorado
March 15, 2006, except for Note 11 as to which the date is April 10, 2006

AspenBio Pharma, Inc.
Balance Sheet
December 31, 2005

ASSETS
Current assets:
Cash	$1,980,890
Accounts receivable, net (Note 10)	265,111
Inventories (Note 3)	383,151
Prepaid expenses and other current assets	34,338

Total current assets	2,663,490

Property and equipment, net (Notes 4 and 6)	3,431,678

Other assets:
Goodwill	387,239
Other intangibles (Note 5)	605,231

Total other assets	992,470

Total assets	$7,087,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$461,131
Accrued expenses (Note 6)	143,961
Current portion of notes payable:
Mortgage note (Note 6)	81,165
Related party (Note 6)	79,792
Installment obligation	7,452

Total current liabilities	773,500

Mortgage note payable, less current portion (Note 6)	3,031,528
Note payable, related party (Note 6)	626,528
Installment obligation, less current portion	33,890
Deferred revenue (Note 2)	200,000

Total liabilities	4,665,446

Commitments and contingencies (Note 10)

Stockholders' equity (Notes 7 and 8):
Common stock, no par value, 60,000,000 shares authorized;
16,055,318 shares issued and outstanding	9,496,349
Accumulated deficit	(7,074,157)

Total stockholders' equity	2,422,192

Total liabilities and stockholders' equity	$7,087,638

See Accompanying Notes to Financial Statements

AspenBio Pharma, Inc.
Statements of Operations
Years ended December 31,

	2005	2004
Sales	$859,921	$804,101
Cost of sales	508,612	475,676

Gross profit	351,309	328,425

Operating expenses:
Selling, general and administrative	1,384,858	1,113,142
Amortization of consulting contract	18,542	426,458
Research and development	850,137	561,141

Total operating expenses	2,253,537	2,100,741

Operating loss	(1,902,228)	(1,772,316)

Other income (expense):
Interest expense	(255,116)	(323,824)
Interest income	43,555	4,564

Total other (expense)	(211,561)	(319,260)

Net loss	$(2,113,789)	$(2,091,576)

Basic and diluted loss per share	$(.15)	$(.19)

Basic and diluted weighted average
shares outstanding	14,388,484	10,935,928

See Accompanying Notes to Financial Statements

AspenBio Pharma, Inc.
Statements of Stockholders' Equity
Years ended December 31, 2005 and 2004

	Common Stock		Accumulated
	Shares	Amount	deficit	Total
Balance, December 31, 2003	10,102,031	$2,712,035	$(2,868,792)	$(156,757)

Stock options issued for consulting
agreement and services	—	500,872	—	500,872

Common stock surrendered upon
agreement termination	(5,000)	(5,650)	—	(5,650)

Common stock issued for cash, net of
offering expenses of $370,562	3,354,285	2,564,438	—	2,564,438

Common stock contributed by stockholder
for equity offering	(1,896,757)	—	—	—

Common stock issued for services
and license agreement	158,584	148,000	—	148,000

Net loss for the year	—	—	(2,091,576)	(2,091,576)

Balance, December 31, 2004	11,713,143	5,919,695	(4,960,368)	959,327

Common stock issued for cash, net of
offering expenses of $195,590, (including
190,805 shares issued in settlement for delay)	4,256,975	3,362,302	—	3,362,302

Common stock issued for consulting
and compensation services	85,200	79,650	—	79,650

Stock options issued for services	—	134,702	—	134,702

Net loss for the year	—	—	(2,113,789)	(2,113,789)

Balance, December 31, 2005	16,055,318	$9,496,349	$(7,074,157)	$(2,422,192)

See Accompanying Notes to Financial Statements

AspenBio Pharma, Inc.
Statements of Cash Flows
Years ended December 31,

	2005	2004
Cash flows from operating activities
Net loss	$(2,113,789)	$(2,091,576)
Adjustments to reconcile net loss to
net cash used by operating activities
Depreciation and amortization	249,927	673,015
Stock and options issued for services	214,352	73,872
(Increase) decrease in:
Accounts receivable	(68,655)	(175,107)
Inventories	(180,748)	57,569
Prepaid expenses and other current assets	(34,338)	13,068
Increase (decrease) in:
Accounts payable	320,600	68,457
Accrued liabilities	2,064	8,434

Net cash used by operating activities	(1,610,587)	(1,372,268)

Cash flows from investing activities
Purchases of property and equipment	(55,281)	(30,256)
Patent and trademark application costs	(142,386)	(108,185)

Net cash used by investing activities	(197,667)	(138,441)

Cash flows from financing activities
Proceeds from the issuance of notes payable	—	62,857
Repayment of notes payable	(151,263)	(686,613)
Proceeds from issuance of common stock	3,362,302	2,564,438

Net cash provided by financing activities	3,211,039	1,940,682

Net increase in cash	1,402,785	429,973

Cash at beginning of year	578,105	148,132

Cash at end of year	$1,980,890	$578,105

Continued

AspenBio Pharma, Inc.
Statements of Cash Flows (Continued)
Years ended December 31,

	2005	2004
Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$262,600	$294,168

Schedule of non-cash investing and
financing transactions:
Equipment acquired for installment obligation	42,000	—
Common stock issued pursuant to license agreement	—	130,000
Value of 5,000 common shares
contributed by stockholder	—	5,650

See Accompanying Notes to Financial Statements

AspenBio Pharma, Inc.
Notes to Financial Statements

1.	Organization and summary of significant accounting policies:

Nature of operations:

AspenBio Pharma, Inc. (the “Company” or “AspenBio Pharma”) was organized on July 24, 2000, as a Colorado corporation. During November 2005, the Company’s name was changed to AspenBio Pharma, Inc., from AspenBio, Inc. AspenBio Pharma is a biotechnology company that operates a base business as a purifier of human and animal antigens, manufacturing approximately 30 products. The current revenue producing products, purified human antigens, are used as standards and controls in diagnostic test kits, antibody purification and in research projects.

The Company’s research and development activities consist primarily of the bovine pregnancy test, equine and bovine pregnancy enhancement drug products and a test being developed to diagnose appendicitis status.

During 2006 the Company expects to continue to incur cash losses from operations. While recent increases in revenues will provide limited additional cash flow from such sales margins, additional expenses from the hiring of our new President \ CEO and expenses for contract services in product development will more than offset these amounts. The Company’s plans to bridge such cash shortfalls in 2006 include the following:

1.	Obtain additional funding. (See Note 11 — Subsequent Events, for additional information on funding obtained subsequent to year end.)

2.	Explore revenue opportunities from licensing, partnering or limited research product sales of one or more of the new drugs under development.

3.	Continue to refine and develop the bovine early pregnancy test to achieve the milestones as anticipated to be required under the Merial agreement and reach a "re-start" agreement of the dates with Merial on that agreement, to provide the Company with milestone payments.

4.	Depending upon the timing and magnitude of cash flow needs, attempt to reach agreements with key employees and stockholders to defer all or a portion of compensation and loan payments to such parties.

Revenue recognition and accounts receivable:

The Company recognizes revenue when product is shipped or delivered. The Company extends credit to customers generally without requiring collateral. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. The Company sells primarily throughout North America.

Revenue is recognized under development and distribution agreements only after the following criteria are met: (i) there exists adequate evidence of the transactions; (ii) delivery of goods has occurred or services have been rendered; and (iii) the price is not contingent on future activity and collectibility is reasonably assured.

Accounts receivable balances are stated net of allowances for doubtful accounts. The Company records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for doubtful accounts, the Company takes into consideration such factors as its day-to-day knowledge of the financial position of specific clients, the industry and size of its clients. A financial decline of any one of the Company's large clients could have an adverse and material effect on the collectibility of receivables and thus the adequacy of the allowance for doubtful accounts. Increases in the allowance for doubtful accounts are recorded as charges to bad debt expense and are reflected in other operating expenses in the Company's statements of operations. Write-offs of uncollectible accounts are charged against the allowance for doubtful accounts. Accounts receivable are stated net of an allowance for doubtful accounts of approximately $1,600 at December 31, 2005.

1.	Organization and summary of significant accounting policies (continued):

Inventories:

Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method. The elements of cost in inventories include materials, labor and overhead. The Company does not have supply agreements in place for the antigen business raw material purchases. There are several suppliers for our antigen raw material, however in 2005 and 2004 substantially all of our purchases, however, were made from two suppliers. Management believes that its relationships with these two suppliers is strong; however if necessary these relationships can be replaced. If the relationships were to be replaced they may be a short term disruption to operations, a period of time in which products would not be available and additional expenses may be incurred.

Property and equipment:

Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets, generally twenty-five years for the building, ten years for land improvements and five years for equipment.

Goodwill and other intangible assets:

Goodwill, arising from the initial formation of the Company represents the purchase price paid and liabilities assumed in excess of the fair market value of tangible assets acquired. Under Statement of Financial Accounting Standards “SFAS”) No. 142, Goodwill and Other Intangible Assets goodwill and intangible assets with indefinite useful lives are not amortized. SFAS No. 142 requires that these assets be reviewed for impairment at least annually, or whenever there is an indication of impairment. Intangible assets with finite lives will continue to be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

SFAS No. 142 requires companies to allocate goodwill to identifiable reporting units, which are then tested for impairment using a two-step process detailed in the statement. The first step requires comparing the fair value of each reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is not necessary. If the fair value of the reporting unit does not exceed the carrying amount, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. This step requires the allocation of the fair value of the reporting unit to the reporting unit’s assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over its re-evaluated net assets would be the new basis for the reporting unit’s goodwill, and any necessary goodwill write down to this new value would be recognized as an impairment expense.

The Company has one reporting unit. The Company performs a goodwill impairment test in the fourth quarter of each year and determined that there has been no goodwill impairment. A goodwill impairment test will be performed annually in the fourth quarter or upon significant changes in the Company’s business environment.

1.	Organization and summary of significant accounting policies (continued):

Impairment of long-lived assets:

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on its review, management does not believe that any impairment of long-lived assets exists at December 31, 2005.

Research and development:

Research and development costs are charged to expense as incurred.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates.

Fair value of financials instruments:

The fair value of the note payable, related party is not practicable to estimate, due to the related party nature of the underlying transactions. The carrying amounts of the Company’s other financial instruments approximate fair value because of their variable interest rates and \ or short maturities.

Much of the information used to determine fair values is highly subjective and judgmental in nature and, therefore the results may not be precise. In addition, estimates of cash flows, risk characteristics, credit quality and interest rates are all subject to change. Since the fair values are estimated as of the balance sheet date, the amounts, which will actually be realized or paid upon settlement or maturity of the various instruments, could be significantly different.

Income taxes:

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

1.	Organization and summary of significant accounting policies (continued):

Stock-based compensation:

SFAS No. 123, Accounting for Stock Based Compensation, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, employee compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has provided pro forma disclosures of net income as if the fair value based method of accounting for stock-based compensation, as prescribed by SFAS No. 123, had been applied. Options issued to non-employees or directors for services are accounted for in accordance with SFAS No. 123. During the fourth quarter of 2005, the Company accelerated the vesting of outstanding options to purchase 411,000 shares of common stock. The exercise price of these options exceeded the estimated fair value of the stock on the date of acceleration and accordingly, under APB No.25, no accounting entry was recorded. Had the option vesting not been accelerated in 2005, the Company would have reported additional noncash expense of approximately $285,000 in 2006, $100,000 in 2007 and $3,000 in 2008.

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2005 and 2004, a dividend yield of 0%; risk-free interest rates of 4.4 — 4.82% and 4.4%; an expected life ranging from 5-10 years; and an expected volatility of 121% and 113%, respectively. The following table illustrates the effect on net income (loss) and income (loss) per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation to its stock-based employee plans.

	2005	2004
Net loss, as reported	$(2,114,000)	$(2,092,000)
Deduct: Total stock-based employee compen-
sation expense determined under fair value
based method for awards granted, modified
or settled, net of related tax effects	(1,306,000)	(447,000)

Pro forma net loss	$(3,420,000)	$(2,539,000)

Loss per share:
Basic and diluted - as reported	$(0.15)	$(0.19)
Basic and diluted - pro forma	$(0.24)	$(0.23)

Income (loss) per share:

Basic earnings (loss) per share includes no dilution and is computed by dividing net earnings (loss) available to stockholders by the weighted number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company’s earnings. The effect of the inclusion of the dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares.

Comprehensive income:

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of comprehensive income, which includes certain items not reported in the statement of income, including unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments. During the years ended December 31, 2005 and 2004, the Company did not have any components of comprehensive income to report.

1.	Organization and summary of significant accounting policies (continued):

Recently issued accounting pronouncements:

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements (“SFAS 154”) . SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe that the adoption of SFAS 154 will have a material effect on its consolidated financial position, results of operations or cash flows.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) “Share-Based Payment”, which addresses the accounting for share-based payment transactions. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB 25, and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123(R) will be effective for public companies that file as small business issuers as of the first interim or annual reporting period that begins after December 15, 2005. Had the option vesting not been accelerated in 2005, the Company would have reported additional noncash expense of approximately $285,000 in 2006, $100,000 in 2007 and $3,000 in 2008. We continue to evaluate the provisions of the standard and based upon initial computations of options granted to date, we anticipate the non-cash expense in 2006 being recorded under the standard will not be material. Depending upon the number of and terms for options that may be granted in future periods, the implementation of this standard could have a significant non-cash impact on results of operations in future periods.

2.	Global Development and Distribution Agreement \ Deferred Revenue

In March 2003, the Company entered into a global development and distribution agreement with Merial Limited (“Merial”). The agreement provides Merial with exclusive rights to market and distribute the Company’s new, patent-pending diagnostic blood test. The test is designed to be used approximately 21 days after insemination to determine the early pregnancy status of dairy and beef cattle. Upon execution of the agreement the Company received $200,000, which has been recorded as deferred revenue. During June 2003, AspenBio Pharma determined that the results of its large-scale field trial were not proceeding as anticipated. The results continue to be analyzed and modifications to the test are ongoing. AspenBio Pharma believes improvements to the test need to be achieved. Accordingly, the test was not launched by October 2003 and receipt of the second development payment of $700,000 from Merial also has been delayed. Such payment could be reduced or eliminated if Merial is not satisfied with the test results or the product. Should Merial elect to terminate the agreement, they may also request a refund of 50% ($100,000) of the development payment received to date. Pursuant to the agreement, if the Company terminates the agreement within three years from the launch date, as defined in the agreement, monies paid by the third party must be refunded on a pro-rata basis.

3.	Inventories:

Inventories consisted of the following at December 31, 2005:

Finished goods	$76,005
Goods in process	133,153
Raw materials	173,993

$383,151

4.	Property and equipment:

Property and equipment consisted of the following at December 31, 2005:

Land and improvements	$1,107,508
Building	2,589,231
Lab equipment	524,044
Office and computer equipment	82,511

4,303,294
Less accumulated depreciation	871,616

$3,431,678

5.	Intangibles and other assets:

Intangible and other assets consisted of the following at December 31, 2005:

Patents and trademarks and applications, net of accumulated	$561,314
amortization of $6,658
Deferred loan costs, net of accumulated
amortization of $13,167	43,917

$605,231

The Company capitalizes legal costs and filing fees associated with obtaining patents on its new discoveries. Once the patents have been issued, the Company amortizes these costs over the shorter of the legal life of the patent or its estimated economic life using the straight-line method. Loan and deferred consulting costs are being amortized over the term of the related agreements using the straight-line method.

6.	Debt Agreements:

Note Payable —Related Party:

During June 2003, the Company’s largest stockholder and former president agreed to consolidate the Company’s previously outstanding notes payable to him in the aggregate principal amount of $958,651, into one new note with an interest rate of 6% per annum and the maturity date extended to June 2008. Based upon revised agreements entered into in 2004, an advance principal payment of $200,000 was made on the note in August 2004, and thereafter thirty-six monthly payments of $10,000 are being made, with the then remaining balance due June 2008. Principal payments of $80,000 are due in 2006, $74,000 in 2007 and the then remaining balance due in 2008.

During the years ended December 31, 2005 and 2004, interest expense of approximately $42,000 and $58,000, respectively, was incurred on notes payable to the stockholder. At December 31, 2005, accrued interest expense, due to the stockholder was approximately $1,300 and is included with accrued expenses on the accompanying balance sheet.

During April 2004 a stockholder advanced the Company $51,360 under a ninety-day unsecured note, bearing interest at 10%. Proceeds from the note were used for corporate obligations. The note and accrued interest of $1,398, was repaid in July 2004.

Mortgage and installment notes:

The Company has a $3,250,000 permanent mortgage facility on its land and building. The mortgage is held by a commercial bank and includes approximately 39% that is guaranteed by the U. S. Small Business Administration (“SBA”). The loan is collateralized by the real property and is also personally guaranteed by a stockholder of the Company. The interest rate on the bank portion is one percentage over the Wall Street Journal Prime Rate (minimum 7%), with 7% being the effective rate for 2005 and 2004 and the SBA portion bears interest at the rate of 4.42%. The loan requires total monthly payments of approximately $23,700. At December 31, 2005 the outstanding balance under the mortgage totaled $3,112,693. The mortgage requires minimum annual principal payments of approximately $81,200 in 2006, $86,400 in 2007, $91,000 in 2008, $96,700 in 2009, 106,200 in 2010 and $2,651,200 thereafter, through the life of the loan.

Credit Agreement:

The Company had a $150,000 revolving line of credit agreement with a bank that matured on April 30, 2005, which bore interest at the prime rate plus 1% (with an interest rate floor of 6.5%). The line of credit was collateralized by the assets of the Company and guaranteed by former President of the Company. At maturity no balance was outstanding on the line of credit. The Company and the bank mutually agreed not to renew the line of credit.

7.	Stockholders’ Equity:

During the first quarter of 2004, the Company sold 457,143 shares of common stock at $.875 per share. The investors were also granted warrants to purchase 457,143 shares of common stock at $1.50 per share.

During the first quarter of 2004, a previous consulting agreement was amended whereby the consultant agreed to terminate 50,000 options that the Company had agreed to issue and 5,000 common shares previously issued to the consultant were returned to the Company.

During 2004, the Company issued a total of 158,584 common shares for rights and services. The shares were valued at their fair market value when issued, which totaled $148,000. Included in such issuances were 138,298 shares (plus a cash payment of $60,000) issued to a university, providing the Company with rights to the university’s patent rights for specified animal health uses

The Company closed on $2,535,000, ($1,247,500 on July 21, 2004 and $1,287,500 on August 19, 2004) under a Private Placement of unregistered Units (consisting of 20,000 common shares and 20,000 warrants exercisable for three years at $1.50/ share for $17,500 per Unit) through its placement agent. The purpose of the private placement was to raise funds for working capital, new product development and general corporate purposes. As a result of that funding, under an agreement previously entered into with the Company’s former president and significant shareholder, the shareholder contributed 1,896,757 common shares he owned of the Company, back to the Company for no consideration, which reduced the outstanding shares by that amount.

The Company entered into a consulting agreement in July 2005 whereby a consultant was granted 10,200 shares of stock at $.75 per share for a total of $ 7,650.

The Company closed on $3,557,892 in 2005 under a Private Placement of unregistered Units (consisting of 4,066,170 shares and a total of 4,465,922 warrants exercisable for five years at $1.35 per share) through its placement agent. The purpose of this was to raise funds for working capital, new product development, and general corporate purposes. During the last quarter of 2005, under the 2005 offering agreements, the Company issued 190,805 shares of its common stock to investors as additional shares in settlement for the Company’s delay in meeting certain registration requirements. The additional shares which were issued were made to reflect the estimated difference in fair values to the investors, between registered and unregistered securities. The registration requirements were fully met in October 2005.

On December 23, 2005, 75,000 shares of stock were issued to Richard Donnelly, President, valued at for $0.96 per share as part of his 2005 compensation.

At the Company’s Annual Meeting of its shareholders held in November 2005, an amendment to the Company’s Articles of Incorporation was approved to increase the number of authorized shares of Common Stock to 60,000,000 from 30,000,000.

8.	Stock Options and Warrants:

Stock options:

The Board of Directors of the Company has adopted the 2002 Stock Incentive Plan for the benefit of certain employees and consultants. The Company has reserved a total of 3,500,000 shares, (as amended), of its common stock for issuance pursuant to the exercise of options to be granted. An Option Committee of the Board of Directors administers the Plan. The exercise prices of the options granted are determined by the Option Committee and are established at the estimated fair value of the Company’s common stock at the date of grant. The Option Committee determines the term of each option, the number of shares for which each option is granted and the rate at which each option is exercisable. Options are granted with terms not to exceed 10 years. To date all options granted under the Plan, at the dates of the grants, the exercise prices of the options were equal to the estimated fair value of the Company’s common stock, therefore, no compensation expense, other than that for options granted to the Company’s advisory board, has been recorded for the options granted.

A summary of the status of the Company’s stock options as of December 31, 2005 and 2004, and changes during the years then ended, is presented below:

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	1,585,000	$1.04	260,000	$1.45

Granted	1,615,000	$.78	1,375,000	$.96

Forfeited	(315,000)	$1.21	(50,000)	$1.25

Outstanding, end of year	2,885,000	$.85	1,585,000	$1.04

Options exercisable, end of year	2,498,318	$.88	170,001	$1.32

Prior to the establishment of the 2002 Stock Incentive Plan, on August 1, 2001, the Board of Directors granted stock options to two directors to acquire a total of 200,000 shares for $1 per share. The options were fully vested on December 31, 2001 and expire August 1, 2006.

Included above, in options granted under the Company’s 2002 Stock Incentive Plan are 615,000 options (475,000 in 2004 and 140,000 in 2005) granted to the Company’s advisory board and outside consultants. Operating expenses for the years ended December 31, 2005 and 2004 include $134,702 and $55,872, respectively, representing the estimated vested value of those options for each year.

Common stock purchase warrants:

Through December 31, 2005, in addition to the stock options discussed above, the Company has issued warrants in connection with debt offerings, loan and guaranty agreements, as well as consulting agreements. Following is a summery of the terms of the warrant agreements that are outstanding as of December 31, 2005:

Type	Notes	Quantity	Exercise price	Issue date	Expire date
Consulting warrants		830,000	$1.00	12-28-01	1-1-07
2002 Loan warrants		375,000	$1.50	7-5-02	7-5-07
2003 Loan warrants		250,000	$1.50	8-1-03	6-1-08
2003 Offering warrants		631,662	$1.50	9-30-03	6-1-06
2004 Consulting warrants	(1)	800,000	$1.07	1-15-04	1-15-09
2004 Offering warrants		3,933,715	$1.50	82,004	7-30-09
2005 Offering warrants		4,465,922	$1.35	5-5-05	5-5-10
2005 Consulting warrants	(2)	90,000	$1.00	12-1-05	12-1-08

(1)	The 2004 consulting warrants are the subject of a dispute as discussed in Note 10.
(2)	The 2005 consulting warrants vest at the rate of 15,000 per month over the six-month term of the agreement. The agreement was subsequently extended as discussed in Note 10.

9.	Income Taxes:

Income taxes at the federal statutory rate are reconciled to the Company’s actual income taxes as follows:

	2005	2004
Federal income tax expense (benefit) at 34%	$(719,000)	$(711,000)
State income tax net of federal tax effect	(70,000)	(69,000)
Permanent items	7,000	(3,000)
Valuation allowance	782,000	783,000

	$—	$—

As of December 31, 2005 the Company has net operating loss carry forwards of approximately $6,800,000 for federal and state tax purposes, which are available to offset future taxable income, if any, expiring through December 2025. A valuation allowance was recorded at December 31, 2005 due to the uncertainty of realization of deferred tax assets in the future.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2005 are as follows:

Deferred tax assets (liabilities):
Net operating loss carry forwards	$2,319,000
Accounts receivable	1,000
Property and equipment	(12,000)
Goodwill	(11,000)
Deferred revenue	68,000

Deferred tax asset	2,365,000
Valuation allowance	(2,365,000)

Net current deferred tax asset	$—

10.	Commitments and Contingencies:

At December 31, 2005, one customer accounted for 63% of total accounts receivable. One customer accounted for 58% and 52% of total net sales for the years ended December 31, 2005 and 2004. A second customer accounted for 18% of total net sales for the year ended December 31, 2004.

Consulting Agreements:

During July 2005 the Company entered into an agreement with a consultant for product development services, for a term of twelve months at the rate of $3,200 per month. The consultant was also granted 10,200 shares of stock of stock at $.75 per share for a total of $ 7,650.

Effective December 1, 2005, the Company entered into an agreement with a consultant to provide financial public relations for the Company for a term of six months at the rate of $5,000 per month. The consultant was granted warrants to purchase 90,000 shares of common stock at $1.00 per share vesting at the rate of 15,000 per month over the six month term of the agreement. In March 2006 the agreement was extended for up to an additional twelve months and granted the consultant warrants for an additional 180,000 shares of common stock at $1.80 per share vesting at 15,000 per month. The warrants expire three years from the date of vesting.

In December 2005, AspenBio Pharma entered into a one year sales agreement with a Colorado based sales organization to promote certain of the Company’s veterinary products. The Company agreed to pay the organization a sales commission of 20% of specified sales per month. The sales organization is affiliated with the Company’s President. For the month of December 2005, sales commissions payable to the sales organization totaled approximately $8,000.

Development and license agreements:

The Company has entered into three agreements with separate universities, under which the Company obtained exclusive proprietary rights to certain patents, licenses and technology to manufacture, market and sell developed products. Under the agreements, the Company is obligated to make certain minimum annual payments totaling $45,000, plus milestone payments, as defined, based on a percentage of sales of the products. Under one of the agreements entered into in 2004, the Company acquired rights to the university’s patent portfolio for use in the animal health industry for a total cost of $190,000, of which $60,000 was paid in cash and $130,000 was paid in Company common shares and the Company agreed to fund $46,550, which has now been paid for consulting and research assistance on one of the Company’s products in development.

The Company entered agreements with Cardinal Health PTS, LLC, by and through its Gala Biotech business unit (“Cardinal Health”) for the development \ manufacture of initial batches of our recombinant single-chain products. This development and initial manufacturing process will assist in the development methods required for those products in which we are seeking FDA approval. The Company’s financial commitment under these agreements requires payments to be made depending upon certain results and associated costs. The range of payment remaining under agreements previously signed totals approximately $300,000. The Company with 30 days notice and without future obligations may terminate the agreements.

Employment agreements:

The Company has entered into an employment agreement with its President requiring minimum annual compensation of $200,000 through 2006.

Contingencies:

On September 14, 2005, the Company filed suit in District Court, Douglas County, State of Colorado against Roger Hurst and two former employees of the Company. The Company’s claims against Hurst are based upon alleged breaches of confidentiality and non-compete provisions of contracts between the Company and Hurst. The Complaint, which also seeks temporary and permanent injunctive relief, seeks damages for breaches of fiduciary duty, violations of Colorado Uniform Trade Secrets Act, conspiracy, and intentional interference with the Company’s business relationships. On October 4, 2005, Hurst filed an Answer and Counterclaims against the Company. On February 13, 2006 he filed a motion to amend his counterclaims and add additional parties. The Company filed a Response requesting that the court deny Hurst’s Motion to Amend. The Amended Counterclaims contend, among other things, that the Company terminated Hurst without cause and has therefore breached an employment agreement with Hurst, and that the individual members of the Board of Directors each conspired with the Company to breach his employment agreement. The Company and the individual members of the Board of Directors believe Hurst’s position with respect to these Counterclaims, as amended (if the court grants the motion to amend) is unfounded and without merit. Hurst is seeking payment of his annual salary of $100,000 per year, or alternatively his removal as guarantor on certain of the Company’s liabilities and immediate repayment of the amounts owed to Hurst under a promissory note, plus other damages to be determined at trial. The Company intends to vigorously prosecute its claims and defend against Hurst’s counterclaims.

On November 29, 2004, a complaint was filed in New York Supreme Court, County of New York, case #603907/04 by Strategic Growth International, Inc. (“SGI”) against the Company. SGI was seeking compensation for amounts allegedly owed under an agreement for investor relations’ services between SGI and the Company. The Company filed an answer and counter claims against SGI on January 25, 2005. Management believes SGI’s claims are without merit and that SGI failed to perform as promised under the agreement between the Company and SGI. SGI is seeking approximately $47,000 in damages. The Company has filed counter claims seeking approximately $91,000 in damages plus cancellation of 800,000 warrants issued to SGI that are exercisable to purchase the Company’s common stock. To date no actions have been taken regarding this litigation other than responding to requests for the production of documents and the initial depositions in the matter.

11.	Subsequent Events:

Subsequent to December 31, 2005, we received cash proceeds of approximately $1,615,000 from the sale of common shares and the exercise of options and warrants. We completed a private offering sale of 1,020,000 common shares generating $1,428,000. No fees were paid for the offering and the purpose of the private placement was to raise funds for working capital, new product development and general corporate purposes. The holders of 173,780 warrants and options also have exercised their holdings to generate cash proceeds of approximately $187,000.

AspenBio Pharma, Inc.
Balance Sheet
June 30, 2006
(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,792,546
Accounts receivable, net (Note 6)	94,801
Inventories (Note 2)	600,707
Prepaid expenses and other current assets	20,765

Total current assets	3,508,819

Property and equipment, net (Notes 3 and 4)	3,349,993

Other assets:
Goodwill	387,239
Other intangibles	636,332

Total other assets	1,023,571

Total assets	$7,882,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$256,417
Accrued expenses	76,115
Current portion of notes payable:
Mortgage note (Note 4)	81,165
Related party (Notes 4, 8 and 9)	88,445
Installment obligation	13,177

Total current liabilities	515,319

Mortgage note payable, less current portion (Note 4)	2,991,655
Note payable, related party (Notes 4, 8 and 9)	477,574
Installment obligation, less current portion	22,606
Deferred revenue (Note 1)	200,000

Total liabilities	4,207,154

Commitments and contingencies (Notes 8 and 9)

Stockholders' equity (Note 5):
Common stock, no par value, 60,000,000 shares authorized;
17,923,309 shares issued and outstanding	12,150,817
Accumulated deficit	(8,475,588)

Total stockholders' equity	3,675,229

Total liabilities and stockholders' equity	$7,882,383

See Accompanying Notes to Unaudited Condensed Financial Statements

AspenBio Pharma, Inc.
Statements of Operations
Periods Ended June 30, (Unaudited)

	Three Months Ended		Six Months Ended
	2006	2005	2006	2005
Sales	$111,986	$307,316	$347,803	$457,555
Cost of sales	56,657	186,932	169,500	290,442

Gross profit	55,329	120,384	178,303	167,113

Other revenue - fee	—	—	50,000	—

Operating Expenses:
Selling, general and administrative
(includes non cash compensation of
$134,675; $31,936; $188,746 and $85,478)	466,240	285,599	936,203	566,639
Research and development	300,988	169,204	611,925	300,555

Total operating expenses	767,228	454,803	1,548,128	867,194

Operating loss	(711,899)	(334,419)	(1,319,825)	(700,081)

Interest income (expense):
Interest expense	(62,321)	(56,551)	(125,040)	(119,904)
Interest income	23,788	—	43,434	—

Total interest expense, net	(38,533)	(56,551)	(81,606)	(119,904)

Net loss	$(750,432)	$(390,970)	$(1,401,431)	$(819,985)

Basic and diluted loss per share	$(.04)	$(.03)	$(.08)	$(.06)

Basic and diluted weighted
average shares outstanding	17,516,802	14,092,017	16,806,001	12,909,659

See Accompanying Notes to Unaudited Condensed Financial Statements

AspenBio Pharma, Inc.
Statements of Cash Flows
Six Months Ended June 30, (Unaudited)

	2006	2005
Cash flows from operating activities
Net loss	$(1,401,431)	$(819,985)
Adjustments to reconcile net loss to
net cash used by operating activities
Depreciation and amortization	117,817	116,743
Stock and options issued for services	188,746	85,478
(Increase) decrease in:
Accounts receivable	170,310	130,006
Inventories	(217,556)	46,686
Prepaid expenses and other current assets	13,573	—
Increase (decrease) in:
Accounts payable	(204,714)	8,805
Accrued liabilities	(67,846)	(81,096)

Net cash used by operating activities	(1,401,101)	(513,363)

Cash flows from investing activities
Purchases of property and equipment	(25,970)	(40,672)
Patent and trademark application costs	(41,263)	(47,890)

Net cash used by investing activities	(67,233)	(88,562)

Cash flows from financing activities
Repayment of notes payable	(185,732)	(74,983)
Proceeds from issuance of common stock	2,465,722	3,302,302

Net cash provided by financing activities	2,279,990	3,227,319

Net increase (decrease) in cash	811,656	2,625,394

Cash and cash equivalents at beginning of period	1,980,890	578,105

Cash and cash equivalents at end of period	$2,792,546	$3,203,499

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$120,200	$129,100

See Accompanying Notes to Unaudited Condensed Financial Statements

AspenBio Pharma, Inc.
Notes to Condensed Financial Statements
(Unaudited)

INTERIM FINANCIAL STATEMENTS

The accompanying financial statements of AspenBio Pharma, Inc. (the “Company” or “AspenBio Pharma”) have been prepared in accordance with the instructions to quarterly reports on Form 10-QSB. In the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at June 30, 2006, and for all periods presented have been made. Certain information and footnote data necessary for fair presentation of financial position and results of operations in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted. It is therefore suggested that these financial statements be read in conjunction with the summary of significant accounting policies and notes to financial statements included in the Company’s Annual Report on Form 10-KSB. The results of operations for the period ended June 30, 2006 are not necessarily an indication of operating results for the full year. Certain amounts from the 2005 period have been reclassified to conform to the presentation used in the current period.

Note 1 — Global Development and Distribution Agreement

In March 2003, the Company entered into a global development and distribution agreement with Merial Limited (“Merial”). The agreement provides Merial with exclusive rights to market and distribute the Company’s new, patent-pending diagnostic blood test. The test is designed to be used approximately 21 days after insemination to determine the early pregnancy status of dairy and beef cattle. Upon execution of the agreement the Company received $200,000, which has been recorded as deferred revenue. During June 2003, AspenBio Pharma determined that the results of its large-scale field trial were not proceeding as anticipated. The results continue to be analyzed and modifications to the test are ongoing. AspenBio Pharma believes improvements to the test need to be achieved. Accordingly, the test was not launched by October 2003 and receipt of the second development payment of $700,000 from Merial also has been delayed. Such payment could be reduced or eliminated if Merial is not satisfied with the test results or the product. Should Merial elect to terminate the agreement, they may also request a refund of 50% ($100,000) of the development payment received to date. Pursuant to the agreement, if the Company terminates the agreement within three years from the launch date, as defined in the agreement, monies paid by the third party must be refunded on a pro-rata basis.

Note 2 — Inventories

As of June 30, 2006, total inventories consisted of:
Finished goods	$218,144
Goods in process	192,469
Raw materials	190,094

Total inventories	$600,707

Note 3 — Property and Equipment

Property and equipment at June 30, 2006, consisted of the following:
Land and land improvements	$1,107,508
Building	2,589,231
Equipment	632,525

4,329,264
Less accumulated depreciation
and amortization	979,271

Property and equipment, net	$3,349,993

Note 4 — Debt Agreements

The Company has a $3,250,000 permanent mortgage facility on its land and building. The mortgage is held by a commercial bank and includes a portion guaranteed by the U. S. Small Business Administration. The loan is collateralized by the real property and is also personally guaranteed by a stockholder of the Company. The average approximate interest rate is 6.5% and the loan requires monthly payments of approximately $23,700.

During June 2003, the Company’s then largest stockholder agreed to consolidate the Company’s previously outstanding notes payable to him in the aggregate principal amount of $958,651, into one new note with an interest rate of 6% per annum and the maturity date extended to June 2008. Based upon revised agreements entered into in 2004, an advance principal payment of $200,000 was made on the note in August 2004, and thereafter thirty-six monthly payments of $10,000 are to be made, with the then remaining balance due June 2008. During April 2006, as discussed in Note 8, in connection with the settlement of litigation with this shareholder, the Company made an advance principal payment of $100,000. Interest expense paid on this related party note payable totaled approximately $9,200 and $19,700 for the three and six months ended June 30, 2006, respectively, and $11,400 and $23,000 for the three and six months ended June 30, 2005, respectively.

Note 5 — Stockholders’ Equity and Associated Agreements

During the six months ended June 30, 2006, we received cash proceeds of approximately $2,466,000 from the sale of common shares and the exercise of options and warrants. We completed a private offering of 1,585,714 common shares generating $2,220,000. No fees were paid for the offering and the purpose of the private placement was to raise funds for working capital, new product development and general corporate purposes. Non-employee holders of 223,180 warrants and options also have exercised their holdings to generate cash proceeds of approximately $246,000. Additionally, 59,097 common shares were issued by the exercise of warrants by their holders on a cashless basis, whereby such holders surrendered their warrants in exchange for the in-the-money equity value of such rights.

Included with options granted under the Company’s 2002 Stock Incentive Plan are options to acquire 665,000 shares of common stock cumulatively granted through June 30, 2006, to members of the Company’s advisory board and consultants, exercisable at prices ranging from $.61 to $1.60 per share, with various vesting periods up to three years. Options to acquire 50,000 common shares, exercisable at $1.60 per share, were granted to an advisory board member during the six months ended June 30, 2006. Operating expenses for the six months ended June 30, 2006 and 2005, include $71,285 and $59,286, respectively, representing the estimated value of such options calculated based upon the Black-Scholes method. Operating expenses for the six months ended June 30, 2006 and 2005 also include $91,440 and $18,542, respectively, representing the estimated value of warrants granted to an investor relations firm for services calculated based upon the Black-Scholes method. The six months ended June 30, 2005 also includes $7,650 representing the value of restricted shares issued to a consultant for services.

A summary of the status of the Company’s nonvested options to acquire common shares granted to employees, directors and advisors as of June 30, 2006, and changes during the period then ended is presented below.

Nonvested Shares	Nonvested Shares Under Option	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2006	451,780	$0.65
Granted	245,000	1.60
Vested	(34,162)	0.70
Forfeited	(25,000)	0.72

Nonvested at June 30, 2006	637,618	$1.06

Note 6 — Customer Concentration

At June 30, 2006, one customer accounted for 45% and a second customer accounted for 15%, of total accounts receivable. For the six-month period ended June 30, 2006, the Company had two customers, which represented more than 10% of the Company’s revenues. One customer accounted for approximately 39% of the Company’s sales and the second customer accounted for approximately 12%. At June 30, 2005, one customer accounted for 52%, of total accounts receivable. For the six-month period ended June 30, 2005 one customer accounted for 61% of sales.

Note 7 — Stock Based Compensation and Earnings Per Share

AspenBio Pharma currently provides stock-based compensation under the Company’s 2002 Stock Incentive Plan (the “Plan”) that has been approved by its shareholders. Stock options granted under this plan generally vest over three to four years from the date of grant as specified in the plans or by the compensation committee of the Company’s board of directors and are exercisable for a period of up to ten years from the date of grant..

Effective January 1, 2006, AspenBio Pharma adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective method. SFAS 123R requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123R also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period). Prior to our adopting SFAS 123R, AspenBio Pharma accounted for stock-based compensation plans under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, generally no compensation expense is recorded when the terms of the award are fixed and the exercise price of the employee stock option equals or exceeds the fair value of the underlying stock on the date of grant. The Company had previously adopted the disclosure-only provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Through December 31, 2005, the Company had applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock-based employee compensation plans. Accordingly, no compensation expense had been recognized for options granted to employees at fair market value. The Company estimated the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2005, a dividend yield of 0%; risk-free interest rates of 4.2%; an expected life ranging from 5-10 years; and an expected volatility of 116%. The expected life of stock options represents the period of time that the stock options granted are expected to be outstanding based on historical exercise trends. The expected volatility is based on the historical price volatility of our common stock. The risk-free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options. The dividend yield represents our anticipated cash dividend over the expected life of the stock options.

A summary of stock option activity of options to employees, directors and advisors, for the six months ended June 30, 2006 is presented below:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	2,940,000	$0.85	8.6	$629,000
Granted	245,000	1.60
Exercised	—
Forfeited	(25,000)	0.72

Outstanding at June 30, 2006	3,160,000	$0.91	8.4	$2,488,000

Exercisable at June 30, 2006	2,522,382	$0.88		$2,078,000

During the three and six month periods ended June 30, 2006 compensation expense of $66,185 and $97,306, respectively, was recorded relative to the stock-based employee plans. Additionally, $68,490 and $91,440 was recorded as an expense for the three and six month periods, respectively, for the estimated value of warrants granted to an investor relations firm for services, calculated based upon the Black-Scholes method.

The total fair value of stock options granted to employees that vested during the six months ended June 30, 2006 and 2005 was $36,000 and $492,000 respectively. No stock options were exercised during the six months ended June 30, 2006 and 2005.

As of June 30, 2006, based upon employee, advisor and consultant options granted to that point there was approximately $667,000 additional unrecognized compensation cost related to stock options that will be recorded in future periods.

Had compensation expense for stock option grants been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS 123, our net loss and net loss per share would have been adjusted to the pro forma amounts for the three and six months ended June 30, 2005 as indicated below:

	Periods Ended June 30, 2005
	Three Months	Six Months
Net (loss) as reported	$(391,000)	$(820,000)

Recognized stock-based compensation costs, net	—	—

Fair value method compensation costs, net	(242,000)	(492,000)

Pro forma net (loss)	$(633,000)	$(1,312,000)

Loss per share, basic and diluted:
As reported	$(.03)	$(.06)
Pro forma	$(.04)	$(.10)

Note 8 — Termination of Hurst Employment Agreement and Litigation Resolution

In September 2005 the Company terminated the employment of Roger Hurst (“Hurst”) as well as the employment of two other employees in the antigen division. Hurst currently holds approximately 10% of our outstanding common stock and is a significant creditor and guarantor on certain company debt. On September 14, 2005, the Company filed suit in District Court, Douglas County, State of Colorado against Hurst and the two former employees of the Company. The Company’s claims against Hurst were based upon alleged breaches of confidentiality and non-compete provisions of contracts between the Company and Hurst. The Complaint, also sought temporary and permanent injunctive relief, damages for breaches of fiduciary duty, violations of Colorado Uniform Trade Secrets Act, conspiracy, and intentional interference with the Company’s business relationships. On October 4, 2005, Hurst filed an Answer and Counterclaims against the Company. The Counterclaims contend, among other things, that the Company terminated Hurst without cause and therefore breached an employment agreement with Hurst.

On April 14, 2006, the District Court issued a Preliminary Injunction Order granting AspenBio Pharma’s request for injunctions and restraining orders prohibiting Hurst and Newman from using Company trade secrets. This followed the hearing on AspenBio Pharma’s Complaint and Motion for Temporary Restraining Order and Preliminary Injunction.

On April 17, 2006, Hurst and Diane Newman (“Newman”) entered into a Settlement Agreement and Release (“Agreement”) and Stipulated Permanent Injunction and Order (“Injunction”) with AspenBio Pharma to settle the litigation between the parties. The Agreement resolves the issues among the parties providing that: (i) the litigation was dismissed; (ii) the parties mutually released each other; (iii) the parties pay their own costs and expenses; and (iv) the Company agreed to make an advance $100,000 payment of principal on the approximate $687,000 note payable, due June 2008, to Hurst, leaving a then remaining balance due of approximately $587,000. The debt guaranties made by Hurst remain in place, and the Hurst employment agreement remains terminated, by virtue of the general release under the Agreement.

The Injunction provides a five year prohibition against Hurst and \ or Newman disclosing, conducting any research, engaging in, participating in, or promoting any business which relates to the design, process, procedure, formula, confidential business, or financial information, confidential listing of names, addresses, or telephone numbers relating to certain defined products. It also provides a three year prohibition against them for disclosing or using all other business and products of AspenBio Pharma.

Note 9 — Subsequent Events

Subsequent to June 30, 2006, 160,000 stock options were issued to employees exercisable at $1.40 per share vesting over a 6-12 month period and expiring in ten years.

   We have not authorized any dealer, salesperson or
   other person to give any information or represent
  anything not contained in this prospectus. You must
    not rely on any unauthorized information. This
prospectus does not offer to sell or buy any shares in
any jurisdiction where it is unlawful. The information
     in this prospectus is current as of its date.

ASPENBIO PHARMA, INC. 20,182,750 SHARES OF COMMON STOCK _____________ PROSPECTUS _____________ __________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

The Company’s Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company’s best interest with respect to actions taken in the person’s official capacity; (iii) were reasonably believed not to be opposed to the Company’s best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

Item 25.   Other Expenses of Issuance and Distribution

Expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereby are as follows. Selling shareholders will be required to pay transfer tax and fees, if any, upon sale of their shares.

SEC Registration Fee		$3,386
NASD Filing Fee		$0
Accounting Fees and Expenses	$*	5,000
Legal Fees and Expenses	$*	10,000
Blue Sky Fees and Expenses	$*	1,000
Broker Commission	$*	0
Printing, Freight and Engraving	$*	2,000
Miscellaneous		$614
Total		$22,000

*	Estimates only

Item 26.   Recent Sales of Unregistered Securities

The following is information as to all securities of the Company sold by the Company within the past three years that were not registered under the Securities Act of 1933 (the “Act”).

In September and October, 2003 the Company issued in a private placement Series A 8% Notes in the aggregate principal amount of $350,000 plus shares 350,000 shares of the Company’s common stock. The offering was made to accredited investors only in reliance on the exemption from registration found in section 4(2) of the Securities Act of 1933, as amended, and Regulation D, Rule 506 promulgated thereunder. Berry-Shino Securities, Inc. acted as placement agent for the offering and received as commissions or fees 13% of the gross proceeds plus warrants to acquire 150,000 shares of the Company’s common stock exercisable at $1.50 per share through June, 2006.

In December 2003 and January 2004 the Company issued in a private placement 1,083,750 shares of the Company’s common stock at a price of $1.00 per share. The offering was made to accredited investors only in reliance on the exemption from registration found in section 4(2) of the Securities Act of 1933, as amended, and Regulation D, Rule 506 promulgated thereunder. Berry-Shino Securities, Inc. acted as placement agent for the offering and received as Commissions or fees 13% of the gross proceeds plus warrants to acquire 226,665 shares of the Company’s common stock exercisable at $1.50 per share through June, 2006.

Between December 2003 and July 2004, we issued a total of 35,000 shares to two individuals for product development and consulting services in a transaction qualifying under the exemption from registration found in Section 4(2) of the Securities Act of 1933, as amended. No commissions or other remuneration was paid on these transactions.

In February 2004 the Company issued 342,857 shares and in March issued 114,286 shares of its common stock to one accredited investor and stockholder, in each case, under a private sale. The issuances included a total of 457,143 warrants to acquire shares of the Company’s common stock at $1.50 per share, exercisable for three years. This issuance of securities was made in reliance on the exemption from registration found in Section 4(2) of the Securities Act of 1933, as amended. Commissions, totaling approximately $52,000 were paid on these transactions.

On April 30, 2004 we issued 138,298 shares of common stock to Washington University, St. Louis, MO, in partial exchange for a licensing agreement, whereby the Company obtained the rights to specified technology. No fees or commissions were paid on this issuance and we relied on the private offering exemption from registration contained in Section 4(2) of the Act in making this issuance.

The Company issued the following stock options under its 2002 Stock Incentive Plan, vesting over three years and expiring ten years from the date of grant:

1.	On July 16, 2004 100,000 options were granted to an independent contractor, exercisable at $1.20 per share.
2.	On August 24, 2004 260,000 options were granted collectively to seven employees, exercisable at $.75 per share.
3.	On August 24, 2004 325,000 options were granted collectively to a group of seven advisors exercisable at $.75 per share.
4.	On October 1, 2004 100,000 options were granted to a Director, exercisable at $.76 per share.
5.	On November 17, 2004 100,000 options were granted collectively to two advisors, exercisable at $.61 per share.
6.	On December 1, 2004 50,000 options were granted to an advisor exercisable at $.85 per share.
7.	On February 22, 2005 130,000 options were granted collectively to a group of four employees and an advisor exercisable at $.70 per share.
8.	On May 5, 2005, 25,000 options were granted to an advisor exercisable at $.93 per share.
9.	On June 17, 2005 50,000 options were granted to an advisor exercisable at $.70 per share.

The Company issued the following stock options under its 2002 Stock Incentive Plan, vesting upon grant and expiring ten years from the date of grant:

1.	On January 24, 2005 500,000 options were granted to an officer \ director, exercisable at $.60 per share.
2.	On March 24, 2005 400,000 options were granted collectively to a group of four officers \ directors, exercisable at $.80 per share.
3.	On March 30, 2005 50,000 options were granted collectively to a director, exercisable at $.85 per share.

The foregoing option grants were made pursuant to the exemption under section 4(2) of the Act, and no commission or other remuneration was paid on the respective transactions.

On July 16, 2004 we issued 10,000 common shares valued at $1.20 per share and on August 18, 2004 we issued 10,286 shares of common stock valued at $.58 per share to contractors and employees for services rendered. These share issuances were made pursuant to the exemption under section 4(2) of the Act, and no commission or other remuneration was paid on the respective transactions.

The Company conducted a private placement of unregistered securities (“Units”) totaling an aggregate of $2,535,000, with $1,247,500, having closed on July 21, 2004 and $1,287,500, having closed on August 19, 2004. Each Unit sold consisted of 20,000 common shares and 20,000 warrants exercisable for three years at $1.50/ share, at a total price of $17,500 per Unit. The offering was completed through Westminster Securities Corporation, the Company’s placement agent for this offering and received as commissions or fees 8% of the gross proceeds plus warrants to acquire approximately 14.5 Units exercisable at $17,500 per Unit through August, 2009. The Unit offering was conducted in reliance on section 4(2) of the Act, Regulation D and Rule 506 promulgated thereunder.

During February 2004 the Company sold 342,857 shares of common stock and in March an additional 114,286 shares were sold each at $.875 per share (as subsequently revised per the terms of the investment agreements). The investors were also granted warrants to purchase 457,143 shares of common stock at $1.50 per share.

During the first quarter of 2004, a previous consulting agreement was amended whereby the consultant agreed to terminate 50,000 options that the Company had agreed to issue and 5,000 common shares previously issued to the consultant were returned to the Company.

On March 22, 2005, the Company issued 10,200 common shares valued at $.75 per share to a contractor for services rendered. This share issuance was made pursuant to the exemption under section 4(2) of the Act, and no commission or other remuneration was paid on the respective transactions.

From May 5, 2005 through July 8, 2005, the Company had closings of $3,497,892 under a Private Placement of unregistered securities. For each $1,000,000 invested, the purchaser received 1,142,857 common shares and 1,142,857 warrants to purchase the same number of shares exercisable for five years at $1.35 per share. A total of 3,997,597 shares and 3,997,597 warrants were issued in the offering, plus an additional 94,881 shares of common stock issued to the investors as penalty shares for failure to have this registration statement effective by October 5, 2005. The offering was made to accredited investors only, including a significant investor in the Registrant’s 2004 funding. The purpose of the private placement is to raise funds for working capital, new product development and general corporate purposes. The offering was conducted in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated there under. A commission of $157,384 and warrants to acquire a total of 399,760 shares was paid to Westminster Securities Corp., on the offering.

During 2005, options for a total of 1,605,000 shares of stock were issued to employees, directors and advisors. The options were subject to vesting requirements, which the Board accelerated to being 100% vested in November 2005. All are exercisable for ten years at various prices ranging from $.60 to $.96 per share. The Company relied on the exemption under section 4(2) of the Securities Act of 1933 (the “Act”) for these option issuances. No commission or other remuneration was paid on these issuances.

During the last quarter of 2005, under the 2005 offering agreements, we issued 190,805 additional shares of its common stock to investors in the 2005 offering as additional shares in settlement for our delay in meeting certain registration requirements. The Company relied on the exemption under section 4(2) of the Act for these share issuances. No commission or other remuneration was paid on these issuances.

On December 1, 2005, we engaged a consultant to perform certain financial public relations services. The consultant was granted warrants to purchase up to 90,000 shares of stock, vesting in 15,000 share increments monthly, at a price of $1.00 per share. Subsequent to December 31, 2005, the agreement was extended for up to an additional year, granting up to an additional 180,000 warrants to purchase shares of stock at $1.80, vesting at the rate of 15,000 per month, during the term of the agreement. The warrants have a three year term from the month of issuance. The Company relied on the exemption under section 4(2) of the Act for the warrant issuance. No commission or other remuneration was paid on the warrant issuance.

On December 23, 2005, our President was granted 75,000 shares of common stock valued at $.96 per share and granted 100,000 options. The options are exercisable at $.96 per share and will vest on July 1, 2006, assuming certain sales are achieved. The Company relied on the exemption under section 4(2) of the Act for these share and option issuances. No commission or other remuneration was paid on these issuances.

From January 1, 2006 through June 30, 2006, the holders of 223,180 warrants and options exercised their holdings, generating cash proceeds of approximately $246,000. All shares issued pursuant to exercises of warrants and options were issued in reliance on the exemption contained under Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and no commissions or other remuneration was paid on any shares issued in connection with the warrant or option exercises.

On May 9, 2006, the Registrant completed the final closing of a $2,220,000 private placement of unregistered securities, including $1,428,000 which previously closed on April 13, 2006. A total of 1,585,714 shares were sold at $1.40 per share in the offering. The offering was made to accredited investors only. The purpose of the private placement was to raise funds for working capital, new product development and general corporate purposes. The offering was conducted in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated there under. No commission will be paid on the offering.

During 2006, options for a total of 245,000 shares of stock were issued to employees, directors and advisors. The options were subject to vesting requirements, generally over a three year period. All are exercisable for ten years at $1.60 per share. The Company relied on the exemption under section 4(2) of the Securities Act of 1933 (the “Act”) for these option issuances. No commission or other remuneration was paid on these issuances.

Item 27.   Exhibits

The following is a list of all exhibits filed as part of this Registration Statement:

EXHIBIT NO.	DESCRIPTION

3.1	Articles of Incorporation filed July 24, 2000 (1)
3.1.1	Articles of Amendment to the Articles of Incorporation filed December 26, 2001 (1)
3.1.2	Articles of Amendment to the Articles of Incorporation filed November 9, 2005 (5)
3.2	Bylaws (1)
4.1(a)	Specimen Certificate of Common Stock (1)
5.1	Opinion of Burns Figa & Will, P.C. Filed herewith.
10.7	2002 Stock Incentive Plan (1)
10.8	Technology Transfer Agreement, dated October 29, 2001 between AspenBio and the University of Wyoming (1)
10.9	License Agreement for Determination of Pregnancy Status of Ungulates, dated September 25, 2001, between AspenBio and the Idaho Research Foundation Inc. (1)
10.21	Distribution Agreement between AspenBio Pharma, Inc. and Merial Limited, dated March 29, 2003(3)
10.22	Debt Modification Agreement dated June 13, 2003 with FirstBank of Tech Center. (4)
10.23(a)	Loan Agreement between AspenBio Pharma, Inc. and Front Range Regional Economic Development Corporation dated June 13, 2003 for $1,300,000 regarding loan for physical plant or capital equipment acquisitions. (4)
10.23(b)	Promissory Note dated June 13, 2003 by AspenBio Pharma, Inc. to Front Range Regional Economic Development Corporation in principal amount of $1,300,000. (4)
10.23(c)	Unconditional Guarantee dated June 13, 2003 by AspenBio Pharma, Inc. to Front Range Regional Economic Development Corporation in principal amount of $1,300,000. (4)
10.24	Common Stock and Warrant Purchase Agreement dated May 12, 2005. (6)
10.25	Employment Agreement with Richard Donnelly dated effective February 1, 2005. (7)
10.26	Settlement Agreement with Diane Newman and Roger Hurst. (8)
23.1	Consent of GHP Horwath, P.C. Filed herewith.
23.2	Consent of Burns Figa & Will, P.C. Included in opinion filed as exhibit 5.1.
*	Portions of Exhibits 10.8 and 10.21 have been omitted from the publicly filed copy and have been filed separately with the Secretary of the Commission pursuant to requests for confidential treatment.

(1)	Incorporated by reference from the registrant's Registration Statement on Form S-1 (file no. 333-86190), filed April 12, 2002.
(2)	Incorporated by reference from the registrant's report on Form 8-K/A on January 10, 2003.
(3)	Incorporated by reference from the registrant's report on Form 8-K on April 7, 2003.
(4)	Incorporated by reference from the registrant's Report on Form 10-KSB/A for the year ended December 31, 2004 (file no. 000-50019), filed March 29, 2004.
(5)	Incorporated by reference from the registrant's Report on Form 10-QSB for the quarter ended October 31, 2005, filed November 10, 2005
(6)	Incorporated by reference from the registrant's Report on Form 10-QSB for the quarter ended June 30, 2005, filed August 12, 2005.
(7)	Incorporated by reference from the registrant's Report on Form 8-K, filed January 24, 2005.
(8)	Incorporated by reference from the registrant's Report on Form 8-K filed April 18, 2006.

Schedules

Schedules are omitted as the information is not required or not applicable, or the required information is shown in the financial statements or notes thereto.

Item 28. Undertakings

The undersigned small business issuer will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

(1)     For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Castle Rock, Colorado on September 21, 2006.

ASPENBIO PHARMA, INC.

/s/ Richard G. Donnelly
Richard G. Donnelly, President & Chief Executive
Officer

/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal, Chief Financial Officer,
Principal Financial Officer & Principal Accounting
Officer

The undersigned officers and/or directors of AspenBio Inc., by virtue of their signatures appearing below, hereby constitute and appoint Richard G. Donnelly or Greg Pusey, or either of them, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Form SB-2 in capacities set forth opposite their names on the signature page thereof and hereby ratify all that said attorneys-in-fact or either of them may do by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

/s/ Richard G. Donnelly
Richard G. Donnelly

/s/Gregory Pusey
Gregory Pusey

/s/ Gail Schoettler
Gail Schoettler

/s/ Douglas Hepler
Douglas Hepler

/s/ David E. Welch
David E. Welch

/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Title

President, Chief Executive Officer and
Director

Chairman of the Board of Directors

Director

Director

Director

Chief Financial Officer, Principal
Financial Officer and
Principal Accounting Officer	Date September 21, 2006 September 21, 2006 September 21, 2006 September 21, 2006 September 21, 2006 September 21, 2006

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1	Articles of Incorporation filed July 24, 2000 (1)
3.1.1	Articles of Amendment to the Articles of Incorporation filed December 26, 2001 (1)
3.1.2	Articles of Amendment to the Articles of Incorporation filed November 9, 2005 (5)
3.2	Bylaws (1)
4.1(a)	Specimen Certificate of Common Stock (1)
5.1	Opinion of Burns Figa & Will, P.C. Filed herewith.
10.7	2002 Stock Incentive Plan (1)
10.8	Technology Transfer Agreement, dated October 29, 2001 between AspenBio and the University of Wyoming (1)
10.9	License Agreement for Determination of Pregnancy Status of Ungulates, dated September 25, 2001, between AspenBio and the Idaho Research Foundation Inc. (1)
10.21	Distribution Agreement between AspenBio Pharma, Inc. and Merial Limited, dated March 29, 2003(3)
10.22	Debt Modification Agreement dated June 13, 2003 with FirstBank of Tech Center. (4)
10.23(a)	Loan Agreement between AspenBio Pharma, Inc. and Front Range Regional Economic Development Corporation dated June 13, 2003 for $1,300,000 regarding loan for physical plant or capital equipment acquisitions. (4)
10.23(b)	Promissory Note dated June 13, 2003 by AspenBio Pharma, Inc. to Front Range Regional Economic Development Corporation in principal amount of $1,300,000. (4)
10.23(c)	Unconditional Guarantee dated June 13, 2003 by AspenBio Pharma, Inc. to Front Range Regional Economic Development Corporation in principal amount of $1,300,000. (4)
10.24	Common Stock and Warrant Purchase Agreement dated May 12, 2005. (6)
10.25	Employment Agreement with Richard Donnelly dated effective February 1, 2005. (7)
10.26	Settlement Agreement with Diane Newman and Roger Hurst. (8)
23.1	Consent of GHP Horwath, P.C. Filed herewith.
23.2	Consent of Burns Figa & Will, P.C. Included in opinion filed as exhibit 5.1.
*	Portions of Exhibits 10.8 and 10.21 have been omitted from the publicly filed copy and have been filed separately with the Secretary of the Commission pursuant to requests for confidential treatment.

(1)	Incorporated by reference from the registrant's Registration Statement on Form S-1 (file no. 333-86190), filed April 12, 2002.
(2)	Incorporated by reference from the registrant's report on Form 8-K/A on January 10, 2003.
(3)	Incorporated by reference from the registrant's report on Form 8-K on April 7, 2003.
(4)	Incorporated by reference from the registrant's Report on Form 10-KSB/A for the year ended December 31, 2004 (file no. 000-50019), filed March 29, 2004.
(5)	Incorporated by reference from the registrant's Report on Form 10-QSB for the quarter ended October 31, 2005, filed November 10, 2005
(6)	Incorporated by reference from the registrant's Report on Form 10-QSB for the quarter ended June 30, 2005, filed August 12, 2005.
(7)	Incorporated by reference from the registrant's Report on Form 8-K, filed January 24, 2005.
(8)	Incorporated by reference from the registrant's Report on Form 8-K filed April 18, 2006.